    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000


                                                      REGISTRATION NO. 333-86815
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             SKILLSOFT CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7372                            02-0496115
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                             SKILLSOFT CORPORATION
                             20 INDUSTRIAL PARK DRIVE
                          NASHUA, NEW HAMPSHIRE 03062
                                 (603) 324-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                CHARLES E. MORAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            20 INDUSTRIAL PARK DRIVE
                          NASHUA, NEW HAMPSHIRE 03062
                                 (603) 324-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             PATRICK J. RONDEAU, ESQ.                             LAWRENCE D. LEVIN, ESQ.
                 HALE AND DORR LLP                                  KATTEN MUCHIN ZAVIS
                  60 STATE STREET                           525 WEST MONROE STREET, SUITE 1600
            BOSTON, MASSACHUSETTS 02109                           CHICAGO, ILLINOIS 60661
             TELEPHONE: (617) 526-6000                           TELEPHONE: (312) 902-5200
             FACSIMILE: (617) 526-5000                           FACSIMILE: (312) 902-1061

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registrations statement of the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2000


                                3,100,000 SHARES

                             [SKILLSOFT CORP. LOGO]

                                  COMMON STOCK

                               ------------------

     SkillSoft Corporation is selling shares of its common stock. Prior to this offering, there has been no public market for the common stock. The initial public offering price is expected to be between $12.00 and $14.00 per share. We have made application to list our common stock on the Nasdaq National Market under the symbol "SKIL."

     The underwriters have an option to purchase a maximum of 465,000 additional shares to cover over-allotments of shares.

     INVESTING IN THIS COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                                    UNDERWRITING     PROCEEDS TO
                                                    PRICE TO        DISCOUNTS AND     SKILLSOFT
                                                     PUBLIC          COMMISSIONS     CORPORATION
                                                    --------        -------------    -----------
Per Share....................................      $                 $               $
Total........................................      $                 $               $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                       BANC OF AMERICA SECURITIES LLC
                                            THOMAS WEISEL PARTNERS LLC

               The date of this prospectus is             , 2000

[Graphics appearing on inside front cover: Picture of individuals using the SkillSoft products against a backdrop stating "SkillSoft eLearning for the Knowledge Economy."



[Graphics appearing on inside back cover: Picture of a globe in the center of a spider's web with software program screens depicting the learning resources offered by SkillSoft with the statement "SkillSoft eLearning for the Knowledge Economy" in the bottom left corner.]




[Graphics appearing on gatefold following inside front cover: Picture of a globe in the center of a spider's web with the SkillSoft logo in the center of the globe and software program screens around the web depicting the learning resources offered by SkillSoft. The upper left corner states "SkillSoft eLearning for the Knowledge Economy."]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................  2
RISK FACTORS..........................  6
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS AND INDUSTRY
  DATA................................  14
USE OF PROCEEDS.......................  15
DIVIDEND POLICY.......................  15
CAPITALIZATION........................  16
DILUTION..............................  17
SELECTED FINANCIAL DATA...............  18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................  19

                                        PAGE
                                        ----
BUSINESS..............................  26
MANAGEMENT............................  42
CERTAIN TRANSACTIONS..................  49
PRINCIPAL STOCKHOLDERS................  50
DESCRIPTION OF CAPITAL STOCK..........  52
SHARES ELIGIBLE FOR FUTURE SALE.......  54
UNDERWRITING..........................  56
NOTICE TO CANADIAN RESIDENTS..........  59
LEGAL MATTERS.........................  60
EXPERTS...............................  60
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................  60
INDEX TO FINANCIAL STATEMENTS.........  F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           -------------------------

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

     We are a provider of training courses that are accessible by users through corporate intranets or remotely through the internet. Our courses cover a variety of professional effectiveness and business topics (commonly called "soft skills"). All of our courses and support tools have been specifically designed to take advantage of the benefits offered by the internet and the Web-based environments of our customers and are accessible through standard Web browsers, which are common software applications that allow users to access and interact with Web sites. This enables users of our products to access the material they need, with the specificity or breadth that they require, anytime or anywhere that they may need it. Our customers receive comprehensive training and support solutions for their employees, comprised of our library of courses and our job performance support tools.

     Our library of over 215 courses encompasses a wide array of professional effectiveness skills, such as management, leadership, communication, project management and customer service, as well as business topics such as finance, marketing, sales and strategy. We develop all of our courses in cooperation with outside organizations that provide course content or assemble the courses according to our design models.

     Our job performance support tools, which are accessible on demand through a Web browser via computer networks or the internet, are designed to assist users to improve their ability to perform job related tasks. These performance support tools include:

     - Search-and-Learn technology, which permits users to perform online searches of their company's entire library of SkillSoft courses for a specific training topic and to directly access only what they need;

     - Online Mentoring, which enables users to interact via e-mail with experts on a topic from any Web connection; and

     - Online Job Aids, which consist of over 600 topical refreshers and worksheets that are accessible online and designed to assist users with job-related tasks.


     Our training resources are designed to increase the competitive strength and productivity of organizations by improving employee performance with immediate, universally accessible skill enhancers and job support tools. We believe that our courses appeal to a broader range of employees than do courses on information technology and other specialized topics, and assist in improving employee retention by sending a positive message to employees that they are valued. We market our courses primarily to large businesses, governmental organizations and educational institutions. As of December 31, 1999, we had 87 direct customers, including GTE.


     There are a number of problems that make it increasingly difficult for traditional classroom instruction to address the training needs of many larger corporations, such as:

     - travel costs;

     - scheduling difficulties;

     - the opportunity costs of employees' time; and

     - the inability of classroom instruction to deliver training at the time and place an employee most needs it -- right before the employee needs to apply the skill in the workplace.

As a result, companies are increasingly utilizing technology-based training solutions to meet the educational needs of their employees.

     To date, companies have typically relied upon CD-ROMs and other technology-based forms of instruction to alleviate the shortcomings of instructor-led training. We believe, however, that our Web-based training solution provides a number of significant advantages over other technology-based training products -- such as CD-ROMS, satellite broadcasts and client/server applications -- including:

     - more flexible and cost-efficient deployment of courses, enabling users to access our training materials anywhere, anytime and only in the amounts they need;

     - job performance support tools that are accessible by using a Web browser via a computer network or the internet, such as Search-and-Learn technology, Online Mentoring and Online Job Aids; these tools allow users to tailor our educational resources to their individual needs and pace and to obtain specific, real-time assistance with job related tasks when they need it most;

     - easier to use products that incorporate features that allow users to interact intuitively with our programs, without prior training or instruction;

     - improved means of product and user support through electronic distribution of products and updates over the internet or corporate intranets; and

     - increased ability for users to track and bookmark their progress, and for administrators to monitor use and effectiveness of courses.

     Our Web-based products represent a new and emerging approach for the soft skills training market. Our products apply new technological capabilities of the internet, such as search engines, which allow a user to quickly locate and access information without having to know where that information resides, and hypertext links, which allow a user to use a computer mouse to click on highlighted text in one electronic document to locate and display other electronic documents. As a result, we believe that our training resources will transform corporate training from a distinct event, often off-site and limited in scope, to a process of continuous learning and improvement that will inherently maximize time utilization and employee effectiveness.

     Our goal is to be the leading global provider of high-quality, Web-based learning and job performance support products. To achieve this objective, we are continuing to expand our library of courses and to integrate new technologies that address the needs of our customers and make our products easier to use and more effective. We are also increasing our domestic sales force and developing an international sales organization, while leveraging our client relationships to deepen our penetration within those companies and in the market. Finally, we are continuing to increase our reseller network and are expanding our strategic alliances with educational institutions to further diversify our distribution channels.

     Our executive management team, led by our President and Chief Executive Officer, Charles E. Moran, has over 70 years of combined experience in the technology and education industries. We commenced operations in January 1998 and commercially released our first product in March 1999. Our net loss for the nine months ended October 31, 1999 was $12,233,201 and our accumulated deficit through October 31, 1999 was $25,095,175.

                                  OUR ADDRESS

     Our principal executive offices are located at 20 Industrial Park Drive, Nashua, New Hampshire 03062, and our telephone number at that location is (603) 324-3000. Our Web site is located at www.skillsoft.com. We were incorporated in Delaware in October 1997.

     SkillSoft has applied for federal registration of some of its trademarks, including "NetPlay" and "NetUniversity" and "eLearning for the Knowledge Economy." Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered..........   3,100,000 shares

Common stock to be outstanding
  after the offering..........   12,583,514 shares

Use of proceeds...............   For general corporate purposes, including
                                 working capital. See "Use of Proceeds."

Proposed Nasdaq National
  Market symbol...............   SKIL

     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding on December 31, 1999. This number does not include 720,080 shares of common stock issuable upon the exercise of stock options outstanding on December 31, 1999.

     Unless otherwise specified, all information in this prospectus:

     - assumes no exercise of the underwriters' over-allotment option;

     - reflects a two-for-three reverse split of our common stock that occurred in December 1999;

     - reflects the automatic conversion into common stock of all outstanding shares of preferred stock that will occur upon the closing of this offering; and

     - reflects the reclassification of all outstanding shares of Class A common stock into common stock that will occur prior to the closing of this offering.

                             SUMMARY FINANCIAL DATA
                                 (IN THOUSANDS)

     You should read this summary information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                      PERIOD FROM                                  NINE MONTHS ENDED
                                     INCORPORATION             YEAR ENDED             OCTOBER 31,
                                  (OCTOBER 15, 1997)          JANUARY 31,         -------------------
                                  TO JANUARY 31, 1998             1999             1998        1999
                               -------------------------    ----------------      -------    --------
STATEMENTS OF OPERATIONS
DATA:
  Revenue....................            $  --                  $    --           $    --    $  2,371
  Cost of revenue............               --                       --                --         497
                                         -----                  -------           -------    --------
  Gross profit...............               --                       --                --       1,874
  Total operating expenses...              827                    8,609             4,977      14,253
  Interest income, net.......                3                      336               271         146
                                         -----                  -------           -------    --------
  Net loss...................            $(824)                 $(8,273)          $(4,706)   $(12,233)
                                         =====                  =======           =======    ========

     The following balance sheet table presents our balance sheet as of October 31, 1999 on an actual basis, on a pro forma basis giving effect to the conversion of all outstanding convertible preferred stock into common stock, and on a pro forma as adjusted basis giving effect to the sale of 3,100,000 shares of common stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

                                                               AS OF OCTOBER 31, 1999
                                                        ------------------------------------
                                                                                  PRO FORMA
                                                        ACTUAL     PRO FORMA     AS ADJUSTED
                                                        -------    ----------    -----------
BALANCE SHEETS DATA:
  Cash, cash equivalents, and short-term
     investments......................................  $   528      $  528        $37,232
  Working capital (deficit)...........................     (482)       (482)        36,222
  Total assets........................................    3,385       3,385         40,089
  Long-term liabilities...............................       --          --             --
  Convertible preferred stock.........................   20,710          --             --
  Stockholders' equity................................       79          79         36,783

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL PERFORMANCE

BECAUSE WE BEGAN OPERATIONS ONLY RECENTLY AND HAVE A LIMITED NUMBER OF CUSTOMERS AND A LIMITED AMOUNT OF REVENUE, YOU COULD HAVE DIFFICULTY EVALUATING OUR BUSINESS AND ITS FUTURE PROSPECTS

     Your evaluation of the risks and uncertainties of our business will be difficult because of our limited operating history and could cause you to overpay for our common stock. We commenced operations in January 1998 and commercially released our first product in March 1999. Although we do not believe that our business will be dependent upon any one customer in the future, one customer accounted for 29% of our limited revenue through October 31, 1999.

WE HAVE INCURRED SUBSTANTIAL LOSSES, AND EXPECT TO CONTINUE TO INCUR THEM IN THE FUTURE, AND WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     Since we began operations in January 1998, we have incurred losses in every fiscal period. Our accumulated deficit through October 31, 1999 was $25,095,175. We expect to continue to incur substantial losses through at least the first several quarters of the fiscal year ending January 31, 2002, and we cannot be certain if or when we will become profitable. If we do not become profitable within the timeframe expected by investors, the market price of our common stock may be adversely affected. We have generated relatively small amounts of revenue while increasing expenditures in all areas in order to develop our business. We expect to continue to incur significant expenses, particularly in sales and marketing, in an effort to develop our business. As a result, we will need to generate significant revenue to achieve and maintain profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

WE AND SEVERAL OF OUR EXECUTIVES ARE INVOLVED IN LITIGATION WITH NETG WHICH ALLEGES, AMONG OTHER THINGS, MISAPPROPRIATION OF TRADE SECRETS; THIS LITIGATION WILL CONTINUE TO BE COSTLY AND DIVERT THE EFFORTS OF OUR MANAGEMENT AND MAY ULTIMATELY RESTRICT OUR ABILITY TO DO BUSINESS

     SkillSoft, several of our executives, two of our key employees and our largest investor are involved in a lawsuit brought by National Education Training Group, Inc. (NETg), the former employer of these individuals. NETg alleges in substance that the defendants breached their fiduciary obligations to NETg in connection with the organization and operation of SkillSoft, misappropriated trade secrets from NETg, intentionally interfered with NETg's business and employees and breached provisions of a license agreement with NETg relating to the use of its software. NETg maintains that the trade secrets allegedly misappropriated by SkillSoft and the other defendants include:

     - various aspects of the design and functionality of its education and training software products;

     - customer lists and information;

     - distribution channels and relationships with course developers and other service providers; and

     - the business plan to develop soft skills products for use in a Web environment.

     The claims seek injunctive relief against the defendants demanding the return, and no future use by these defendants, of the alleged trade secrets. The claims also seek compensatory damages of $400 million, exemplary damages in the additional amount of $400 million and punitive damages in excess of $10 million. Named as defendants in the lawsuit, in addition to SkillSoft, are Charles E. Moran, Jerald A. Nine, Jr., Mark A. Townsend, Lee A. Ritze, Dennis E. Brown, Warburg, Pincus Ventures, L.P., our largest investor, and each partner of Warburg.

     The lawsuit is still in discovery, and we are not yet able to assess the potential liability of SkillSoft or the other defendants. Our failure to prevail in this litigation could have any or all of the following significant adverse effects on our business and financial performance:

     - injunctive relief issued against SkillSoft and our officers, which could restrict our ability to conduct our business;

     - an adverse judgment against us for monetary damages;

     - a settlement on unfavorable terms; or

     - obligations we have to indemnify our employees for liabilities and expenses they incur in connection with the lawsuit.

     In addition, this litigation, regardless of its outcome, will continue to result in significant expenses in defending the lawsuit and may divert the efforts and attention of our management team from normal business operations. See the description of this lawsuit set forth in "Business -- Legal Proceedings" on page 40 of this prospectus.

OUR LIMITED OPERATING HISTORY DOES NOT AFFORD SIGNIFICANT FINANCIAL DATA UPON WHICH TO FORECAST QUARTERLY REVENUE OR OPERATING RESULTS, AND OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER DUE TO THE NATURE OF OUR BUSINESS, WHICH COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR COMMON STOCK

     As a result of our limited operating history, we do not have sufficient historical financial data upon which to forecast quarterly revenue and operating results. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. Our quarterly operating results may fluctuate as a result of a variety of factors, including:

     - the fact that we depend upon a relatively small number of customers for our revenue, so that a delay in any particular customer order beyond a fiscal quarter would have a significant impact on our revenue for that quarter;

     - seasonality -- due to the budget and purchasing cycles of our customers, we expect our revenue and operating results will generally be strongest in the fourth quarter of our fiscal year and weakest in the first quarter; and

     - the expenses we incur to support the anticipated growth of our business.

     Most of our expenses, such as rent and most employee compensation, do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter. Any such revenue shortfall would therefore have a disproportionate effect on our expected operating results for that quarter. In addition, we expect that a disproportionate amount of our revenue each quarter will be recognized in the final weeks of that quarter. As a result, any delays in receiving orders or signing contracts may defer the associated revenue to the following quarter, which would adversely affect our operating results on a quarterly basis.

OUR BUSINESS WILL SUFFER IF WEB-BASED EDUCATION AND TRAINING PRODUCTS ARE NOT WIDELY ADOPTED

     Our Web-based products represent a new and emerging approach for the corporate soft skills education and training market. Our success depends substantially upon the widespread adoption of

Web-based products for education and training. The early stage of development of the market for Web-based education and training makes it difficult for us to predict customer demand accurately. The failure of this market to develop, or a delay in the development of this market -- whether due to technological, competitive or other reasons -- would severely limit the growth of our business and adversely affect our financial performance.

INTENSE COMPETITION FROM OTHER EDUCATION AND TRAINING COMPANIES COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY

     The market for soft skills education and training is fragmented and highly competitive. Increased competition may result in lost sales and may force us to lower prices. We expect that competition in this market will increase substantially in the future for a number of reasons which are set forth in "Business -- Competition" on page 38.

     One source of competition for our products is the internal educational and technological personnel of our potential customers. If an organization decides to use external providers to supply some or all of its training, our principal sources of competition are:

     - Providers of traditional classroom instruction. Many of the companies in this category are attempting to adapt their courses to a non-instructor-led format suitable for deployment over the internet and corporate intranets.

     - Providers of CD-ROM training courses.

     - Suppliers of online information technology training courses that are attempting to take advantage of their current technology and customer base and expand into the soft skills market.

     There can be no assurance that we can maintain or improve our competitive position. Many of our current and potential competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do.

WE RELY ON A LIMITED NUMBER OF THIRD PARTIES TO PROVIDE US WITH EDUCATIONAL CONTENT FOR OUR COURSES, AND THEY MAY NOT BE ABLE TO DEVELOP NEW COURSES OR ENHANCE EXISTING COURSES ON A TIMELY BASIS

     To be competitive, we must develop and introduce on a timely basis new course offerings which meet the needs of companies seeking to use our education and training products. In addition, some of our courses may need to be updated due to changes in educational doctrines or the evolving requirements of educational institutions and certification organizations. We rely on independent third parties to provide us with the educational content for our courses based on learning objectives and specific instructional design templates that we provide to them. Our most important content provider, Institute for Performance Excellence, Inc., is responsible for the development of more than half of our courses. We do not have exclusive arrangements or long-term contracts with any of these content providers. If one or more of our third-party content providers were to stop working with us, we would have to rely on other parties to develop our course content. We cannot predict whether new content or enhancements would be available from reliable alternative sources on reasonable terms.

     OUR COURSE CONTENT PROVIDERS SUPPLY US WITH THE EDUCATIONAL CONTENT OF OUR COURSES AND ARE GENERALLY NOT RESTRICTED FROM DEVELOPING SIMILAR CONTENT FOR OUR COMPETITORS, WHICH COULD MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE WITH US

     We rely on independent third parties to provide us with the educational content for our courses based on learning objectives and specific instructional design templates that we provide to them. Our agreements with these content providers do not restrict them from developing courses on similar topics for our competitors or from competing directly with us. As a result, our competitors may be able to duplicate some of our course content and may, therefore, find it easier to enter the market for soft skills education and training.

OUR SUCCESS DEPENDS ON THE SERVICES OF CHARLES E. MORAN AND OUR OTHER EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Our future success depends to a significant degree on the skills and efforts of Charles E. Moran, our founder, Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Moran could have a material adverse effect on our business and financial performance. We also depend on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of one or more of our executive officers or senior management members could result in less effective development of our products and management of our business, which could have a material adverse effect on our business and financial performance.

OUR FUTURE GROWTH DEPENDS ON SUCCESSFUL HIRING AND RETENTION, PARTICULARLY WITH RESPECT TO SALES, MARKETING AND DEVELOPMENT PERSONNEL, AND WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED

     Our failure to attract and retain sufficient skilled personnel may limit the rate at which we can grow, may adversely affect the quality or availability of our products and may result in less effective management of our business, any of which may harm our business and financial performance. The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly sales and marketing personnel and product development personnel. Qualified personnel are in great demand throughout the software industry. The demand for qualified personnel is particularly acute in the New England area due to the large number of software companies and the low unemployment rate in the region.

THE LENGTHY SALES CYCLE FOR OUR PRODUCTS MAY MAKE OUR OPERATING RESULTS UNPREDICTABLE AND VOLATILE

     The period between our initial contact with a potential customer and the purchase of our products by that customer typically ranges from three to 12 months. Factors which may contribute to our long sales cycle include:

     - our need to educate potential customers about the benefits of our products;

     - competitive evaluations by customers;

     - the customers' internal budgeting and approval processes;

     - the fact that some customers view training products as discretionary spending, rather than purchases essential to their business; and

     - the fact that we target large companies, which often take longer to make purchasing decisions due to the size and complexity of the enterprise.

     Our long sales cycle makes it difficult for us to predict if and when a potential sale will actually occur. In addition, if a sale is delayed from the quarter in which we expect it to occur, our operating results for that quarter would be adversely affected.

OUR FINANCIAL PERFORMANCE DEPENDS IN PART ON OUR ABILITY TO DEVELOP BRAND AWARENESS, AND WE MAY NOT BE SUCCESSFUL IN DOING SO

     We believe that developing the SkillSoft brand within the corporate training market is critical to achieving widespread acceptance of our products. There are a number of factors which could prevent us from successfully developing the SkillSoft brand, including the emergence of more successful competitors, product performance problems or customer dissatisfaction, as well as our failure to devote sufficient resources to marketing efforts.

OUR FAILURE TO PROPERLY MANAGE OUR RECENT AND ANTICIPATED GROWTH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE QUALITY OF OUR PRODUCTS, OUR ABILITY TO RETAIN KEY PERSONNEL AND THE EFFICIENCY OF OUR OPERATIONS

     Our failure to properly manage our recent and anticipated growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and the efficiency of our operations, any of which could have a material adverse effect on our business and financial performance. Our revenue increased 44% in the quarter ended October 31, 1999 from the quarter ended July 31, 1999. From January 1, 1999 to December 31, 1999, the number of our employees increased from 45 to 120. This growth has strained, and our future growth may continue to strain, our management, operational systems and other resources. To manage our growth effectively, we must be able to maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. There can be no assurance we will be able to do so.

BECAUSE MANY OF OUR COURSES AND TECHNOLOGIES ARE STILL UNDER DEVELOPMENT AND WE EXPECT TO CONTINUE TO DEVELOP NEW COURSES AND ENHANCE OUR TECHNOLOGIES, OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO INTRODUCE THESE NEW COURSES AND TECHNOLOGIES ON A TIMELY BASIS OR IF NEW COURSES ARE UNSUCCESSFUL

     Our future success will depend significantly on whether we are able to introduce new courses and enhance our Web-based technologies as planned. While we have new courses and technology features scheduled for commercial launch, we cannot assure you that we will be successful in releasing them as scheduled, or that they will meet with market acceptance. We may not have sufficient resources to develop the new courses and technology enhancements necessary to maintain or improve our competitive position.

BECAUSE OUR PRODUCTS AND SERVICES MAY NOT BE VIEWED BY OUR CUSTOMERS AS ESSENTIAL TO THEIR BUSINESS, DEMAND FOR OUR PRODUCTS MAY BE ESPECIALLY SUSCEPTIBLE TO ADVERSE ECONOMIC CONDITIONS

     Our business and financial performance may be damaged, more so than most companies, by adverse financial conditions affecting our target customers or by a general weakening of the economy. Some companies may not view training products as critical to the success of their business. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures before limiting their other expenditures.

WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS, AND OUR PRODUCTS MUST ADAPT TO FREQUENT CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS, AND WE MAY HAVE DIFFICULTY INTRODUCING NEW PRODUCTS OR KEEPING UP WITH THESE CHANGES

     The market for education and training products is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The growth in the use of the Web and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies and customer demands by continually improving the features and performance of our products.

THE NATURE OF OUR PRODUCTS MAKES THEM PARTICULARLY VULNERABLE TO UNDETECTED ERRORS, OR BUGS, WHICH COULD REDUCE OUR REVENUE, MARKET SHARE OR THE DEMAND FOR OUR PRODUCTS

     Product performance problems could result in lost or delayed revenue, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation, any of which could have a material adverse effect on our business and financial performance. Software products such as ours may contain undetected errors, or bugs, which result in product failures or poor product performance. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Web-based technologies and the stress that may be placed on our products by the full deployment of our products to thousands of users.

WE MAY NOT BE ABLE TO GENERATE ENOUGH REVENUE FROM OUR PLANNED INTERNATIONAL EXPANSION TO OFFSET THE COSTS ASSOCIATED WITH ESTABLISHING AND MAINTAINING FOREIGN OPERATIONS

     A key component of our growth strategy is to expand our presence in foreign markets. It will be costly to establish international operations, market our products internationally and support and manage geographically dispersed operations. Revenue from international operations is not likely to offset the expense of establishing and maintaining these foreign operations in the foreseeable future.

OUR PLANNED INTERNATIONAL BUSINESS WILL EXPOSE US TO RISKS WE HAVE NOT HAD TO FACE IN THE PAST

     If we are successful in establishing international operations, we will have to confront and manage a number of risks that we have not had to address in our U.S. operations. We cannot assure you that we will be successful in managing these risks. These risks include:

     - expenses associated with customizing products for foreign countries;

     - challenges and costs inherent in managing geographically dispersed operations;

     - protectionist laws and business practices that favor local competitors;

     - economic or political instability in some international markets;

     - difficulties in finding and managing local resellers;

     - multiple, conflicting and changing governmental laws and regulations; and

     - foreign currency exchange rate fluctuations.

BECAUSE MANY USERS OF OUR COURSES ACCESS THEM OVER THE INTERNET, FACTORS ADVERSELY AFFECTING THE USE OF THE INTERNET COULD HARM OUR BUSINESS

     Some users access our courses over the public internet. Examples include users who access courses from their company's intranet via remote access and employees of companies that utilize our hosting services and who therefore access courses from SkillSoft-managed servers via the internet. Any factors that adversely affect internet usage could disrupt the ability of those users to access our courses, which would adversely effect customer satisfaction and therefore our business. Among the factors that could disrupt internet usage are:

     - slow access and download times;

     - security concerns;

     - network problems or service disruptions that prevent users from accessing an internet server; and

     - delays in, or disputes concerning, the development and adoption of industry-wide internet standards and protocols.

BECAUSE OUR PRODUCTS, AS WELL AS OUR OPERATIONS AND THOSE OF OUR CUSTOMERS, DEPEND ON THE USE OF COMPUTER SOFTWARE AND HARDWARE, OUR BUSINESS COULD BE HURT BY FAILURES OF OUR PRODUCTS OR SYSTEMS, OR THOSE OF OUR CUSTOMERS AND SUPPLIERS, AS A RESULT OF THE YEAR 2000 TECHNOLOGY PROBLEMS

     We may be affected by Year 2000 problems relating to our products, our internal systems, the systems of our vendors and our customers' systems, any of which could have a material adverse effect on our business and financial performance as a result of costs incurred to fix our products and internal systems or delays in delivery or purchases of our products because of problems experienced by our vendors and customers. Many existing software and computer systems do not properly recognize dates after December 31, 1999. This Year 2000 problem could result in system failures, erroneous results, data corruption and disruptions of operations.

     We believe that all of our products and our internal systems are Year 2000 compliant. However, because this is a unique problem that cannot be fully assessed in advance of the Year 2000, it is possible that our products or our internal systems may experience Year 2000 problems.

     We have not conducted a Year 2000 compliance review of our suppliers or resellers. Year 2000 problems experienced by those parties could adversely affect our business and financial performance.

     Year 2000 problems experienced by our customers and potential customers -- whether in connection with their internal systems or in connection with other products that operate in conjunction with our products -- could result in delays in purchasing, or reduced resources available for purchasing, products such as ours. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" on page 23 of this prospectus for detailed information on our state of readiness, potential risks and contingency plans.

WE COULD BE SUBJECTED TO LEGAL ACTIONS BASED UPON THE CONTENT WE OBTAIN FROM THIRD PARTIES OVER WHOM WE EXERT LIMITED CONTROL

     It is possible that we could become subject to legal actions based upon claims that our course content infringes the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel. The risk of such claims is exacerbated by the fact that our course content is provided by third parties over whom we exert limited control. Further, if those claims are successful, we may be required to alter the content, pay financial damages or obtain content from others.

OUR PRODUCTS MAY BE SUSCEPTIBLE TO CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE UPON THEIR COPYRIGHTS OR PATENTS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     If any of our products violate the proprietary rights of third parties, we may be required to reengineer our products or to obtain licenses to continue offering our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, could have a material adverse effect on our business and financial performance by substantially increasing our costs. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

RISKS ASSOCIATED WITH THIS OFFERING

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY AND MAY BE EXTREMELY VOLATILE

     The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was negotiated by us with the representatives of the underwriters and not a price that was established in a competitive market. See "Underwriting" on page 56 of this prospectus for more information regarding how the initial public offering price was determined.

     The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. These broad market fluctuations could adversely affect the market price of our common stock.

WE MAY HAVE LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF SECTION 5 OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH E-MAILS TO OUR EMPLOYEES WHO MAY PARTICIPATE IN OUR DIRECTED SHARE PROGRAM

     As part of this offering, the underwriters, at our request, reserved up to 155,000 shares of common stock for sale to our employees, directors and other persons associated with us, of which 93,000 shares have been reserved for our employees, at the initial public offering price. Following the filing of the registration statement but prior to its effectiveness, a SkillSoft employee communicated through e-mail with our employees (approximately 95 persons at that time) informing them of the directed share program and soliciting indications of interest for participation in that program. That communication may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. If so, the recipients of those e-mails who purchased shares in this offering would have the right, for a period of one year from the date of their purchase of those shares, to obtain recovery of the purchase price paid for those shares or, if they have already sold those shares at a loss, to sue us for damages resulting from their purchase of those shares. Assuming that our employees purchased all of the shares reserved for them and suffered a total loss of their investment during this period, and that all purchasers brought claims and were successful, these refunds or damages could total approximately $1.2 million, based on an assumed initial public offering price of $13.00 per share, plus interest. If this were to occur, it would have an adverse effect on our results of operations and financial condition.

THE SIGNIFICANT CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE ACTIONS

     The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change in control of SkillSoft, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of SkillSoft and might affect the market price of our common stock. Immediately following this offering, Warburg, Pincus Ventures, L.P. will own 49% of our outstanding common stock and, together with our executive officers and directors, will beneficially own approximately 71% of our outstanding common stock. As a result, those stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

SOME PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT MANY STOCKHOLDERS MAY FAVOR

     Some provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions" on page 53 of this prospectus for detailed information on these provisions.

FUTURE SALES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

     Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of the common stock to decrease significantly. These factors could also make it difficult for us to raise additional capital by selling stock. See "Shares Eligible for Future Sale" on page 54 of this prospectus for further details regarding the number of shares eligible for public sale after this offering.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM IN A MANNER STOCKHOLDERS WOULD PREFER

     We have not identified specific uses for most of the proceeds from this offering, and we will have broad discretion in how we use them. In addition, we are unable to determine how much of the proceeds will be used for any identified purpose because circumstances regarding our planned uses of the proceeds may change. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply the funds effectively could have a material adverse effect on our business and financial performance.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties. Actual events or results may differ materially from those indicated by such forward-looking statements. In evaluating those statements, you should consider the inherent risks and uncertainties involved, including the risks outlined under "Risk Factors."

     Although we believe that the expectations reflected in those forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for updating any of those forward-looking statements after the date of this prospectus.

     This prospectus includes estimates made by independent parties relating to market size and growth. Those estimates involve a number of assumptions and limitations. We cannot assure you that those estimates of market size are accurate or that those projections of market growth will be achieved.

                                USE OF PROCEEDS

     The net proceeds to SkillSoft from this sale of the 3,100,000 shares of common stock are estimated to be approximately $36,704,000 at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by SkillSoft. If the underwriters' over-allotment option is exercised in full, SkillSoft will receive an additional $5,621,850. The principal purpose of this offering is to raise money to fund our expansion and to create a public market for our common stock. This public market will facilitate future access to the public equity markets and enhance our ability to use our common stock as a means of attracting and retaining key employees and as consideration for acquisitions. SkillSoft intends to use the proceeds for general corporate purposes, including expansion of its sales and marketing capabilities, product development, expansion of its international operations and working capital. We have not specifically allocated the proceeds of this offering to any of these purposes. However, we currently plan to spend approximately $12,000,000 on research and development, approximately $19,000,000 on sales and marketing and approximately $5,000,000 on general and administrative expenses in the fiscal year ended January 31, 2001. Nevertheless, our business plan, including the amount of these expenditures, may change materially. These expenditures will be funded in part by our revenue. Pending these uses, the proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     SkillSoft has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. SkillSoft currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payment of future dividends, if any, will be at the discretion of SkillSoft's board of directors after taking into account various factors, including SkillSoft's financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that the board deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of SkillSoft as of October 31, 1999. Our capitalization is presented:

     - on an actual basis;

     - on a pro forma basis giving effect to the automatic conversion of all outstanding shares of preferred stock which will occur upon the closing of this offering into common stock and the reclassification of all outstanding shares of Class A common stock into common stock; and

     - on a pro forma as adjusted basis to reflect the sale by SkillSoft of 3,100,000 shares of common stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

This information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes appearing elsewhere in this prospectus.

                                                           AS OF OCTOBER 31, 1999
                                                  ----------------------------------------
                                                                              PRO FORMA AS
                                                   ACTUAL      PRO FORMA        ADJUSTED
                                                  --------    ------------    ------------
                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders' equity:
Convertible preferred stock, $.001 par value
  Series A -- 4,000,000 shares issued and
     outstanding actual; none issued and
     outstanding pro forma and pro forma as
     adjusted...................................  $  6,958    $         --            --
  Series B -- 4,761,905 shares issued and
     outstanding actual; none issued and
     outstanding pro forma and pro forma as
     adjusted...................................     9,994              --            --
  Series C -- 1,195,238 shares issued and
     outstanding actual; none issued and
     outstanding pro forma and pro forma as
     adjusted...................................     3,759              --            --
Class A common stock, 2,836,545 issued and
  outstanding actual; none issued and
  outstanding pro forma and pro forma as
  adjusted......................................         3              --            --
Common stock, $.001 par value; none issued and
  outstanding actual; 9,474,640 shares issued
  and outstanding pro forma; 12,574,640 shares
  issued and outstanding pro forma as
  adjusted......................................        --               9            13
Additional paid-in capital......................     7,481          28,186        64,886
Deferred compensation...........................    (2,687)         (2,687)       (2,687)
Notes receivable from stockholders..............      (339)           (339)         (339)
Accumulated deficit.............................   (25,095)        (25,095)      (25,095)
Cumulative translation adjustment...............         5               5             5
                                                  --------    ------------      --------
  Total stockholders' equity....................        79              79        36,783
                                                  --------    ------------      --------
  Total capitalization..........................  $     79    $         79      $ 36,783
                                                  ========    ============      ========

                                    DILUTION

     The pro forma net tangible book value of the common stock at October 31, 1999 was $78,635, or $.01 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all shares of preferred stock. After giving effect to the sale of 3,100,000 shares of common stock offered hereby by SkillSoft at an assumed initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, SkillSoft's pro forma net tangible book value as of October 31, 1999 would have been approximately $36,782,635, or $2.93 per share. This represents an immediate increase in pro forma net tangible book value of $2.92 per share to existing stockholders and an immediate dilution of $10.07 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............           $13.00
Pro forma net tangible book value per share at October 31,
1999........................................................  $ .01
Increase attributable to the sale of common stock in this
  offering..................................................   2.92
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................             2.93
                                                                       ------
Net tangible book value dilution per share to new investors
  in this offering..........................................           $10.07
                                                                       ======

     If the underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after this offering would be $3.25 per share, the increase in net tangible book value per share to existing stockholders would be $3.24 per share and the dilution to individuals who purchase shares in this offering would be $9.75 per share.

     The following table summarizes, as of October 31, 1999, on the pro forma basis described above, the total number of shares purchased, the consideration paid to SkillSoft and the average price per share paid by the existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $13.00 per share before deducting the estimated underwriting discounts and commissions and offering expenses:

                                        SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                      --------------------   ---------------------     PRICE
                                        NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                      ----------   -------   -----------   -------   ---------
Shares owned by existing
  stockholders......................   9,474,640     75.3%   $21,608,488      34.9%   $ 2.28
Shares purchased in this offering...   3,100,000     24.7     40,300,000      65.1    $13.00
                                      ----------    -----    -----------   -------
          Total.....................  12,574,640    100.0%   $61,908,488     100.0%
                                      ==========    =====    ===========   =======

     These tables do not give effect to the exercise of options to purchase common stock outstanding at October 31, 1999. At October 31, 1999, there were 694,288 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $1.11 per share. To the extent that these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with SkillSoft's financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus. The statement of operations data for the period from incorporation (October 15, 1997) to January 31, 1998, for the fiscal year ended January 31, 1999 and for the nine months ended October 31, 1999 and the balance sheet data as of January 31, 1998, January 31, 1999 and October 31, 1999 are derived from, and are qualified by reference to, audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended October 31, 1998 are derived from unaudited financial statements of SkillSoft appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of SkillSoft's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results of operations are not necessarily indicative of the operating results to be expected in the future.

                                               PERIOD FROM
                                              INCORPORATION         YEAR          NINE MONTHS ENDED
                                           (OCTOBER 15, 1997)       ENDED            OCTOBER 31,
                                             TO JANUARY 31,      JANUARY 31,   -----------------------
                                                  1998              1999          1998         1999
                                           -------------------   -----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue..................................       $     --         $       --    $       --   $    2,371
Cost of revenue..........................             --                 --            --          497
                                                --------         ----------    ----------   ----------
  Gross profit...........................             --                 --            --        1,874
Operating expenses:
  Research and development...............            178              4,117         2,380        5,885
  Selling and marketing..................             --              1,671           708        5,169
  General and administrative.............            649              2,821         1,889        3,010
  Amortization of deferred
     compensation........................             --                 --            --          189
                                                --------         ----------    ----------   ----------
          Total operating expenses.......            827              8,609         4,977       14,253
                                                --------         ----------    ----------   ----------
Interest income, net.....................              3                336           271          146
                                                --------         ----------    ----------   ----------
          Net loss.......................       $   (824)        $   (8,273)   $   (4,706)  $  (12,233)
                                                ========         ==========    ==========   ==========
Net loss per share(1):
  Basic and diluted......................       $  (1.28)        $    (5.64)   $    (3.33)  $    (8.72)
                                                ========         ==========    ==========   ==========
  Basic and diluted weighted average
     common shares outstanding...........        645,185          1,466,085     1,413,962    1,834,841
                                                ========         ==========    ==========   ==========
Pro forma net loss per share(1):
  Pro forma basic and diluted............                        $    (1.70)                $    (2.04)
                                                                 ==========                 ==========
  Pro forma basic and diluted weighted
     average common shares outstanding...                         4,872,043                  7,837,015
                                                                 ==========                 ==========

                                                           AS OF JANUARY 31,
                                                           ------------------    AS OF OCTOBER 31,
                                                            1998       1999            1999
                                                           -------    -------    -----------------
                                                                       (IN THOUSANDS)
BALANCE SHEETS DATA:
Cash, cash equivalents and short-term investments........  $7,022     $3,965          $  528
Working capital..........................................   6,319      2,726            (482)
Total assets.............................................   7,022      4,551           3,385
Long-term liabilities....................................      --         --              --
Stockholders' equity.....................................   6,319      3,195              79

---------------

(1) See Note 2(f) of Notes to Consolidated Financial Statements of SkillSoft included elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of SkillSoft should be read in conjunction with "Selected Financial Data" and SkillSoft's financial statements and notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. SkillSoft's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We commenced operations in January 1998, and until March 1999, devoted substantially all of our efforts to product development, establishing a course content developer and supplier base, and building a direct sales and support organization in the United States and a business application and network infrastructure to support future growth. Since March 1999, we have devoted substantial resources to sales and marketing activities as well as to continued product development, and have recorded revenue, although we are not yet profitable. We had an accumulated deficit of $25,095,175 as of October 31, 1999. We expect to incur additional losses through at least the fiscal year ending January 31, 2001, due primarily to substantial increases in sales and marketing expenditures related to expanding our direct sales organization in North America, Europe and Australia and to increased personnel-related costs and expenditures for travel, advertising, public relations, recruiting and other activities. Research and development expenses will also contribute to losses during this period as we continue to introduce new courses. Legal costs may also increase due to the defense of a lawsuit filed against SkillSoft and certain of our executives by NETg.

     We derive revenue primarily from license agreements under which customers license our courses for periods of one, two or three years. The pricing for licenses varies based upon the number of course titles licensed by a customer, the number of users within the customer's organization and the length of the license agreement. For example, a three-year license for 25 courses for 5,000 users would cost approximately $106,250 per year. Our license agreements permit customers to exchange courses, generally on the contract anniversary date. Customers may amend the license agreements, for an additional fee, to gain access to additional courses and/or to increase the size of the user base. We also derive revenue on a pay-for-use basis under which some customers are charged based on the number of courses accessed by users.

     The annual license fee for the first year is generally billed in advance. Revenue is recognized either at the time of delivery of products or over the course of the contract, depending on specific contract terms. In the event that the customer does not initially specify the entire set of licensed courses to be delivered or if some licensed courses are not immediately available for delivery, the portion of the license revenue associated with those undelivered courses is not recognized until those courses are delivered. License fees for subsequent years of multi-year license agreements will be generally billed on the anniversary date of the agreement and recognized in the manner described above, or if the customer exchanges courses at the renewal date, upon delivery of the exchanged courses. Revenue is recognized ratably over the license period if the customer is given exchange privileges that are exercisable other than on the contract anniversaries or flexible payment terms, or if the customer licenses all courses currently available and to be developed during a particular term. This license approach enables us to build a backlog of future revenue streams. Revenue is recognized as billed monthly or quarterly under the pay-for-use model. We also derive revenue from optional complementary services such as extranet hosting and mentoring services, which have been minimal to date. We may offer payment terms up to six months from the initial shipment date or anniversary date for multi-year agreements.

     Our backlog at any given time represents the amount of license fees which are due to us under existing license agreements but which have not yet been recognized as revenue. This amount is comprised of license fees attributable to licensed courses that have not yet been selected by the customer or delivered by us and to future years of non-cancellable multi-year license agreements. Our backlog as of October 31, 1999 was approximately $4,400,000. Our backlog can vary based upon a number of factors, including the timing of the execution of new license agreements, the timing of product deliveries and the length of our license agreements. In particular, if customer or competitive pressures cause us to change our business model from multi-year license agreements to one-year license agreements, our backlog (although not necessarily our revenue) would decrease. In addition, although we expect to develop all licensed courses, and although our license agreements generally may not be canceled by our customers unless we breach the agreement, there can be no assurance that all of our backlog will be ultimately recognized as revenue. Accordingly, our backlog as of any particular date should not be relied upon as an indication of our actual revenue for any future period.

     Cost of revenue includes the cost of materials (such as CD-ROM media), packaging, duplication, custom library CD production, internet hosting services, the cost of Online Mentoring services and certain infrastructure and occupancy expenses. In the future, cost of revenue is expected to include content royalties, although we intend to minimize the use of such arrangements. These costs of revenue are generally recognized as incurred. Research and development expenses consist primarily of salaries and benefits, certain infrastructure and occupancy expenses, fees to consultants and course content development fees. Software development costs are accounted for in accordance with SFAS No. 86, which requires the capitalization of certain computer software development costs incurred after technological feasibility is established. To date, development costs after establishment of technological feasibility have been immaterial, and all software development costs have been expensed as incurred. Selling and marketing expenses consist primarily of salaries, commissions and benefits, advertising and promotion, travel and certain infrastructure and occupancy expenses. General and administrative expenses consist primarily of salaries and benefits, consulting and service expenses, legal expenses and certain infrastructure and occupancy expenses.

     We recorded deferred compensation of $2,876,056 in the nine months ended October 31, 1999, representing the difference between the exercise price of stock options granted and the sale price of restricted common stock and the fair market value of the underlying common stock at the date of grant. No such deferred compensation was recorded for the fiscal year ended January 31, 1999. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of the applicable options and restricted common stock, which is typically four years. Of the total deferred compensation amount, $189,288 had been amortized as of October 31, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the remaining $2,686,768 of deferred compensation as of October 31, 1999 in the periods indicated, as follows:

November 1, 1999 - January 31, 2000.........................  $  195,007
February 1, 2000 - January 31, 2001.........................  $  780,027
February 1, 2001 - January 31, 2002.........................  $  780,027
February 1, 2002 - January 31, 2003.........................  $  656,145
February 1, 2003 - January 31, 2004.........................  $  275,563
                                                              ----------
                                                              $2,686,768
                                                              ==========

RESULTS OF OPERATIONS

NINE MONTHS ENDED OCTOBER 31, 1999 VERSUS NINE MONTHS ENDED OCTOBER 31, 1998

     Revenue for the nine months ended October 31, 1999 was $2,371,202 compared to no revenue for the nine months ended October 31, 1998, as we did not begin recognizing revenue until March 1999. This revenue was derived from fulfilling product orders for the 52 customer license agreements signed during the nine months ended October 31, 1999, of which one customer accounted for 29% of revenue.

     Cost of revenue was $497,684, or 21% of revenue, for the nine months ended October 31, 1999, compared to $0 for the nine months ended October 31, 1998.

     Research and development expenses were $5,884,318 for the nine months ended October 31, 1999, compared to $2,379,531 for the nine months ended October 31, 1998. This increase was primarily due to increased personnel and course development costs amounting to approximately $600,000 and $2,900,000, respectively. Since our strategy includes offering the largest library of soft skills courses in the industry, we believe that a significant investment in research and development is necessary to remain competitive, and we therefore expect research and development expenses to continue to increase.

     Selling and marketing expenses were $5,169,223 for the nine months ended October 31, 1999, compared to $708,404 for the nine months ended October 31, 1998. This increase was primarily due to increased personnel, commissions, marketing, travel costs and facility costs amounting to $3,000,000, $261,000, $425,000, $465,000 and $310,000, respectively. We believe that a significant investment in selling and marketing to expand our distribution channel worldwide is required to remain competitive, and we therefore expect selling and marketing expenses to continue to increase.

     General and administrative expenses were $3,009,762 for the nine months ended October 31, 1999, compared to $1,889,520 for the nine months ended October 31, 1998. This increase was primarily due to increased legal fees incurred in connection with the NETg lawsuit. We anticipate that general and administrative expenses will continue to increase due to increases in headcount in management, information services and accounting fees, additional expenses associated with operating as a public company and the legal fees relating to the NETg lawsuit.

     Interest income totaled $147,317 for the nine months ended October 31, 1999, compared to $271,172 for the nine months ended October 31, 1998. The decrease was due to lower cash balances.

YEAR ENDED JANUARY 31, 1999 VERSUS PERIOD FROM INCORPORATION (OCTOBER 15, 1997) TO JANUARY 31, 1998

     We commenced operations in January 1998 and had no revenue until March 1999. We did not incur significant operating expenses during the year ended January 31, 1998.

     Research and development expenses were $4,117,187 for the year ended January 31, 1999. We had 18 research and development personnel and had not yet completed development of any courses as of January 31, 1999.

     Selling and marketing expenses were $1,671,225 for the year ended January 31, 1999. We had 36 selling and marketing personnel as of January 31, 1999.

     General and administrative expenses were $2,820,646 for the year ended January 31, 1999. We had nine general and administrative personnel as of January 31, 1999.

QUARTERLY OPERATING RESULTS

                                                  QUARTER ENDED
                              ------------------------------------------------------
                              APRIL 30, 1999     JULY 31, 1999     OCTOBER 31, 1999
                              ---------------    --------------    -----------------
Revenue.....................    $   197,822       $   890,402         $ 1,282,978
Cost of revenue.............        126,779           127,676             243,229
                                -----------       -----------         -----------
  Gross profit..............         71,043           762,726           1,039,749
                                -----------       -----------         -----------
Operating expenses:
  Research and
     development............      1,917,181         1,825,940           2,141,197
  Selling and marketing.....      1,281,092         1,568,294           2,319,837
  General and
     administrative.........      1,063,685           900,832           1,045,245
  Amortization of deferred
     compensation...........          9,874            28,471             150,943
                                -----------       -----------         -----------
  Total operating
     expenses...............    $ 4,271,832       $ 4,323,537         $ 5,657,222
                                -----------       -----------         -----------
Interest income, net........         64,478            55,208              26,186
                                -----------       -----------         -----------
     Net loss...............    $(4,136,311)      $(3,505,603)        $(4,591,287)
                                ===========       ===========         ===========

     During 1999, our quarterly revenue increased from $197,822 for the quarter ended April 30, to $890,402 for the quarter ended July 31 and to $1,282,978 for the quarter ended October 31. These increases in revenue were due to additional new customers signed up during the period, as well as to an increase in the average contract size resulting from our ability to offer a greater number of courses from our growing library and growth in our average customer user base. Over the first three quarters of fiscal 1999, research and development expenses remained relatively consistent in actual dollars, since these costs are primarily driven by course development, which has continued at a steady pace throughout the year. Sales and marketing expenses increased quarter over quarter, rising from $1,281,092 for the quarter ended April 30, 1999 to $1,568,294 and $2,319,837 for the quarters ended July 31, 1999 and October 31, 1999, respectively. Increases in sales and marketing expenses reflect the growing size of our sales force with corresponding increases in costs for salaries, commissions, recruiting, travel and related expenses.

     As a result of our limited operating history, we do not have sufficient historical financial data upon which to forecast quarterly revenue and operating results. Our quarterly operating results may fluctuate as a result of a variety of factors. Please see "Risk Factors -- Our limited operating history does not afford significant financial data upon which to forecast quarterly revenue or operating results, and our operating results may fluctuate from quarter to quarter due to the nature of our business, which could have a negative impact on the price of our common stock" on page 7 of this prospectus for a detailed description of the factors that may affect our operating results.

LIQUIDITY AND CAPITAL RESOURCES

     From inception, we have been funded primarily through preferred stock financings with Warburg Pincus and other minority investors. The net proceeds from these financings through October 31, 1999 were approximately $20,710,000.

     As of October 31, 1999, our principal source of liquidity was our cash and cash equivalents and marketable securities balances, which totaled approximately $528,000. As of the end of fiscal 1998 and 1999, our cash and cash equivalents and marketable securities balances totaled approximately $7.0 million and $4.0 million, respectively. The overall increase in cash and cash equivalents and marketable securities balances during fiscal 1998 was due to proceeds from the issuance of Series A convertible preferred stock. The overall decrease in cash and cash equivalents and marketable securities during fiscal 1999 and during the nine months ended October 31, 1999 was due to the funding of operations, partially offset by proceeds from the issuance of Series B and Series C convertible preferred stock.

     We have a line of credit agreement with GreyRock Capital that permits borrowings of up to $12.0 million. The line of credit is comprised of a $7.5 million term loan facility that matures on June 30, 2000 and a revolving credit facility, with borrowings under the revolving facility limited to 80% of eligible accounts receivable. In connection with an amendment to this agreement in December 1999, we paid GreyRock a $70,000 fee and issued GreyRock warrants for 60,606 shares of our common stock at an exercise price of $8.25 per share. At October 31, 1999, there was $501,445 outstanding under this line of credit.

     Our primary investing activities were purchases of property and equipment, and purchases and maturation of marketable securities. Property and equipment purchases were approximately $0, $555,000, and $243,000 in fiscal 1998, fiscal 1999 and the nine months ended October 31, 1999, respectively. Purchases and maturation of marketable securities generated a net cash outflow of approximately $4.4 million in fiscal 1998 compared to a net cash inflow of approximately $1.0 million and $3.3 million in fiscal 1999 and the nine months ended October 31, 1999, respectively.

     Cash provided by financing activities was approximately $7.1 million, $5.1 million and $9.4 million in fiscal 1998, fiscal 1999 and the nine months ended October 31, 1999, respectively. This consisted of proceeds from the issuance of Series A, B and C convertible preferred stock, as well as sale of common stock.

     Working capital (deficit) was approximately $6.3 million, $2.7 million and $(0.5) million as of January 31, 1998, 1999 and October 31, 1999, respectively. Total assets were approximately $7.0 million, $4.6 million and $3.4 million as of January 31, 1998, 1999 and October 31, 1999, respectively. These decreases were attributable to the funding of operations and product development.

     We had cash, cash equivalents and short-term investments totalling approximately $528,000 as of October 31, 1999. We believe that the net proceeds of this offering, together with our current cash, cash equivalents and short-term investments and our credit facility with GreyRock Capital, will be sufficient to satisfy our funding needs for at least the next 18 months.

YEAR 2000 COMPLIANCE

     The Year 2000 issue refers generally to the problems that some software and computer systems may have in determining the correct century for the years after 1999. For example, software and computer systems with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in system failures or erroneous results.

     We have defined "Year 2000 compliant" as the ability to:

     - correctly handle date information after December 31, 1999;

     - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

     - where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

     - if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

     - recognize the year 2000 as a leap year.

     We believe that we have four general areas of potential exposure with respect to the Year 2000 problem:

     - Our own products;

     - Our internal information systems and equipment-related systems;

     - The effects of compliance efforts of our suppliers, resellers and other third parties; and

     - Year 2000 problems experienced by our customers.

     All of our current courses and software products are Year 2000 compliant. Our courses are presented through the medium of Web browsers, which are software programs that allow a user to access and interact with Web sites. Date information is supplied to our programs by the Web browser and the user's operating system. If the Web browser and the operating system are Year 2000 compliant and pass correct, unambiguous date information to our software, we believe that our software will process it correctly.

     Since we began our business in January 1998, we have implemented and will continue to implement enterprise-wide business software. This software is represented by its vendors as being fully Year 2000 compliant. We have completed our assessment of all critical business systems, and have found that where software updates are required, they have been provided by the vendors and will be installed and tested by the middle of October 1999. Because we purchased all software and hardware we use during 1998 and 1999, we do not believe there will be any material problems or costs relating to such software or hardware associated with the Year 2000 problem.

     The third aspect of our Year 2000 compliance analysis involves evaluating the Year 2000 efforts of third parties, including suppliers, resellers and producers of software which interact with our programs. To date, we have not conducted a Year 2000 compliance review of our suppliers or resellers. We are currently evaluating the need to conduct a complete review of our suppliers' and resellers' Year 2000 compliance issues. We are currently focusing all our Year 2000 efforts on our products and our internal business systems' Year 2000 readiness. If a supplier or reseller experiences a material Year 2000 compliance problem, we plan to change suppliers and resellers. We cannot assure you that we will be successful in finding alternatives and that our business will not incur significant supplier transfer costs as well as lost revenue from our resellers. With respect to third-party software which interacts with our programs, we have identified several databases, Web servers and Web browsers which are Year 2000 compliant. If some of our customers do not use our programs with one of these systems, it is possible that they may experience difficulties related to third-party software, which may affect the performance of our products and lead to adverse results such as an unusually high number of calls to our technical support department or other unusual requests for information or assistance. Responding to these requests may divert resources from pursuing our business strategy. Furthermore, failure of third-party software or products used with our products may reduce the value of our products, decrease or delay revenues, tarnish our brand, give rise to breach of warranty claims or divert resources, any of which could materially adversely affect our business, results of operations and financial condition.

     We have not evaluated and are not able to evaluate our customers' Year 2000 compliance strategies that might impact our business, such as an intranet "lockdown" by any such customer, which could delay sales cycles or cause delays in evaluations or decisions requiring the customer access to their intranet. Any lockdowns could materially impact our revenue expectations during the periods in which they occur.

     We currently anticipate that the Year 2000 problem, insofar as it relates to our products and internal systems, will not have a material adverse effect on our financial position or results of our operations. We can give no assurance, however, that the systems of other companies or government entities, on which we rely for supplies, payments and future business, will be Year 2000 compliant or that a failure to be Year 2000 compliant by another company or government entity would not have a material adverse effect on our business. If third party suppliers, service providers, resellers and customers are impacted by Year 2000 compliance problems, our business may suffer.

     Our most likely worst case Year 2000 scenario would be that products and software from third parties fail in the Year 2000, resulting in a decreased demand for our products and damage to our brand. In the event of a Year 2000 failure of our products or systems, we would devote resources to correct it. We believe we will be able to respond promptly to any failures that occur. The costs of a response and the diversion of resources, however, could have a material adverse effect on our business, results of operation and financial condition.

     Because our products are, and our internal systems are or are soon expected to be, Year 2000 compliant, we have not formulated any contingency plans with regard to Year 2000 compliance. Furthermore, we have not expended a material amount of capital resources on Year 2000 compliance and do not anticipate future expenditures to be material to our business, results of operations and financial condition. We have not hired additional personnel to address Year 2000 compliance issues specifically, and we do not expect to do so.

                                    BUSINESS

COMPANY OVERVIEW

     We are a provider of training courses that are accessible by users through corporate intranets or remotely through the internet. Our courses are targeted at large companies and cover a variety of professional effectiveness and business topics (commonly called soft skills). All of our courses and support tools have been specifically designed to take advantage of the benefits offered by the internet and the Web-based environments of our customers and are accessible through standard Web browsers, which are common software applications that allow users to access and interact with Web sites. This enables the users of our products to access the material they need, with the specificity or breadth that they require, anytime or anywhere that they may need it. Our customers receive comprehensive training and support solutions for their employees, comprised of:

     - our library of over 215 courses, which encompasses a wide array of professional effectiveness skills and business topics; and

     - our Web-based job performance support tools, such as Search-and-Learn technology, Online Mentoring, and Online Job Aids.

     We believe our Web-based training solution offers several advantages over traditional instructor-led training, such as the elimination of travel and scheduling difficulties and a reduction in lost employee time. In addition, we provide a number of significant advantages over other technology-based training products, including:

     - more flexible and cost-efficient access to courses;

     - job performance support tools;

     - easier to use products;

     - improved means of product and user support; and

     - increased ability for administrators to monitor use and effectiveness of courses.

In addition, all of our courses are developed using our Instructional Design model, which is based on proven concepts for performance-oriented learning and is designed to maximize learner attention and retention through the use of rich color and graphics, audio, behavioral modelling, role-playing and substantial user interaction.

MARKET OPPORTUNITY

     The increasing acceptance of the internet and the proliferation of Web browsers at work, at home and in laptop computers have dramatically changed many businesses and business processes, creating exciting opportunities to serve customers better, faster and more cost-effectively. We believe that new technological capabilities of the internet, such as search engines, which allow a user to quickly locate and access information without having to know where that information resides, and hypertext links, which allow a user to use a computer mouse to click on highlighted text in one electronic document to locate and display other electronic documents, coupled with dramatically increased connectivity for workers, have created an opportunity to comprehensively change the way that organizations and their employees view and implement training and education. By providing real-time accessibility and user-focused specificity, we believe that Web-based training will change the training and education process from a distinct event -- often off-site and limited in scope -- to a process of continuous learning for employees. Given the rising needs for training in increasingly complex working environments, we believe that a properly designed and deployed Web-based training resource can effectively address the needs of companies seeking a comprehensive, enterprise-wide training solution.

  The Corporate Training and Soft Skills Market

     The corporate training market is large and growing. According to TRAINING magazine, domestic corporations with over 100 employees budgeted approximately $62.5 billion for training in 1999 (including the costs of internal training), compared to $48.2 billion in 1993. We believe that a significant portion of the corporate training market is comprised of soft skills training. We believe that the growth in corporate training in general and soft skills training in particular is being driven by:

     - the evolution of our economy to a service-based and knowledge-based economy, in which the skills of the workforce often represent the most important corporate assets;

     - the increasing recognition by businesses that it is imperative to continually improve the skills of their employees in order to remain competitive;

     - the rapidly evolving business environment, which in turn necessitates continual training and education of the employee base; and

     - the increased competition in today's economy for skilled employees and the recognition that effective training can be used to recruit and retain employees.

     The corporate training market is also characterized by an increasing use of external providers to supplement or replace internal training efforts, in order to obtain a more comprehensive and consistent training solution than is available internally and in order to allow businesses to focus on their core competencies. We believe that the corporate training industry is highly fragmented, with a large number of smaller competitors but no dominant competitor. Many companies within this industry serve niche markets or provide a limited range of products and services that do not adequately address the training needs of large organizations.

  Technology-Based and Web-Based Training

     Accompanying the trend toward increased training, largely through the use of external training providers, has been an equally powerful trend toward the use of technology-based training. Technology-based training includes CD-ROMs, satellite broadcasts, client/server applications -- which allow personal computers, called client computers, to exchange data with more powerful computers, called servers, shared by multiple users -- and Web-based training. We estimate, based on available market data, that technology-based training accounted for 24% of the corporate training market in 1998, up from 19% in 1997. We believe the growth in technology-based training is being driven by the increased recognition by many companies that traditional classroom instruction is inadequate to meet their enterprise-wide training needs. Among the problems of classroom instruction that can be addressed by traditional technology-based training solutions such as CD-ROMs, satellite broadcasts and client/server applications are travel costs, scheduling difficulties and the opportunity costs of employees' time.

     However, traditional technology-based training addresses only some of the shortcomings of classroom instruction. We believe that training products that can be accessed via Web browsers and incorporate Web technologies can dramatically alter the manner in which courses are deployed and used and can provide a number of significant advantages over traditional instructor-based and technology-based training. Web-based training products can be deployed more flexibly and cost-effectively, enabling users to access the material they need anytime or anywhere that they may need it in the exact amount they demand. In addition, Web-based training products enable self-directed learning, which refers to a training process in which individuals initiate their own training, customize it to their own needs, and master material at their own pace. Other advantages of Web-based training products are ease of use, improved means of product and user support, and enhanced administrative capabilities. We believe that a Web-based training solution, when properly designed and deployed, can provide a comprehensive, enterprise-wide training solution that is more flexible, effective and cost-efficient than classroom instruction and traditional technology-based training. We estimate, based on available market data, that the Web-based component of non-information technology training will grow at an 123% compound annual rate from 1998 to 2003.

THE SKILLSOFT ADVANTAGE

     We address the enterprise-wide training needs of business organizations by providing Web-based training resources that cover a variety of professional effectiveness and business topics. We believe our courses and support tools offer the following advantages:

  Comprehensive Offering of High-Quality Products

     We believe that a key advantage we offer our customers is the comprehensive range of our training solutions. Our courses cover a wide range of professional effectiveness and business expertise subjects, and we believe that our library of over 215 courses represents the largest number of consistently designed courses accessible via Web browsers in the soft skills training industry. We believe that our courses appeal to a broader range of employees within an organization than do courses on information technology and other specialized topics. In addition, our courses are designed to be utilized without customization across a wide range of industries, including technology, financial services, telecommunications and manufacturing. See "-- Products" on page 32 of this prospectus for a detailed description of our products.

  Web-Based Performance Support

     Our Web-based architecture and deployment strategy enables us to provide a number of features designed to continuously support users in their working environment, providing immediate, focused training solutions to improve employee effectiveness. Our Web-based job performance support tools provide anywhere, anytime accessibility to the thousands of topical lessons available in our course library, as well as task-related refreshers and online feedback from experts -- all at the level of detail specified by the user. Our Search-and-Learn technology permits users to perform keyword-based, intelligent searches for topics across their company's entire library of licensed SkillSoft courses, in the same manner as one would use an internet search engine, so that users can quickly locate and use instructional software that helps them with a specific job-related task. We also offer Online Mentoring, which enables a user to ask questions relating to course materials or subject matter and receive e-mail responses from experts in the field. See "-- Products -- Web-Based Performance Support" on page 33 of this prospectus for detailed description of features of our products based on new Web technologies to support our users in their training.

  State-of-the-Art Web-Based Deployment Strategy

     All of our courses are developed and deployed through an architecture built entirely on new Web technologies and standards. Our software is specifically designed to perform optimally when accessed via a Web browser through corporate intranets or remotely through the internet and to scale well to support large numbers of users. We believe that this Web-based architecture offers a number of advantages over conventional instructor-led training as well as other technology-based training media, including:

     - More effective deployment -- Users of our courses can access them via a Web browser while at work, at home or while travelling, and can access them whenever they desire. Our courses can be accessed online through intranets or remotely through the internet, and may be downloaded -- in whole or in part -- for localized playing on laptops or other independent

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

       computers. Our access technologies make it possible to scale up the use of our products to address the expanding training needs of large organizations.

     - Advanced Web technologies -- Our products incorporate emerging Web technologies that we believe substantially improve product performance. For example, our products are designed to reduce the risk of technical problems and enhance network security because they are designed to be used without "plug-in" software, which is software written for specific computer processors and operating systems and must be installed on the user's computer for use in conjunction with a web browser. In addition, our products employ advanced techniques to reduce the size of data files and to retrieve and store quickly accessible copies of text, audio and graphic files, which allows our products to deliver high-quality performance within the limitations in the amount of data our customers' corporate intranets and internet connections can handle at any given time.

     - Easier updating -- Because our courses generally reside on a centralized server accessible by users connected to the network -- rather than distributed on personal computers throughout the organization or on multiple CD-ROMs -- updating or adding courses can be done more quickly and cost-effectively. See "-- Products -- Web-Based Deployment" on page 34 of this prospectus for a detailed description of Web technologies incorporated in our products.

  Instructional Design Model

     All SkillSoft courses are developed using our Instructional Design model, which is based on proven concepts for performance-oriented learning. Our Instructional Design model draws heavily from adult learning theory and emphasizes motivation, topic relevance, self-management, problem solving, mastery learning and role-playing. Users work at their own pace, learn by observing and modeling the actions and attitudes of others and take tests to assess their mastery of the selected skills. The learner remains actively engaged through interactive instruction, practice, reinforcement and feedback. We believe that our consistent use of this model in designing our courses not only improves the efficacy of our courses, but also makes the development of additional courses more efficient. See "-- Products -- The SkillSoft Instructional Design Model" on page 32 of this prospectus for a detailed description of components of our Instructional Design Model.

  Customer-Focused Approach

     We strive to maintain a customer-focused approach throughout all aspects of our organization that is aimed at making it easy and productive for our customers to do business with us. Our application engineers work with our customers to help ensure optimal performance of our products on the customer's network. We maintain an Advisory Board, which is comprised of senior executives of several of our customers who meet with us two or three times per year to discuss ways to improve our products. We have also recently introduced a broader Client Advisory Forum to encourage direct customer input on our products, services and marketing plans. A key component of our management philosophy is to enable all of our employees to acquire SkillSoft common stock. We believe that this helps instill a "co-owner" mindset in our employees and encourages a focus on customer satisfaction, customer responsiveness, high-quality work, innovation, integrity, respect for all our business partners and teamwork.

  Experienced and Proven Management Team

     Our executive management team, led by our President and Chief Executive Officer, Charles E. Moran, has over 70 years of combined experience in the technology and education industries. Mr. Moran's prior experience includes National Education Training Group (NETg), where Mr. Moran served as President and Chief Executive Officer from 1995 through 1997 following its sale to Harcourt General, and Softdesk, Inc., a software company where Mr. Moran served as Chief Operating Officer and Chief Financial Officer and helped lead its initial public offering in February 1994. Other members of our management team have prior experience at technology-based learning and other technology companies such as SmartForce, Compaq, NETg and Motorola. We believe that our management team and board of directors has proven itself to be exceptionally skilled at responding quickly and effectively to changing market conditions, which is especially important for technology-based companies offering Web-based products or services. See "Management -- Executive Officers, Directors and Other Key Employees" on page 42 of this prospectus for more information on the experience of our management team.

SKILLSOFT GROWTH STRATEGY

     Our objective is to be the leading global provider of high-quality Web-based learning and performance support products that enable business organizations to achieve competitive advantage through superior enterprise-wide knowledge and skills. To achieve this objective, we are pursuing the following strategies:

  Expand Library of Courses

     We plan to expand our library of over 215 courses to provide an even more comprehensive educational solution for our customers. Our goal is to add over 200 new courses per year for the next several years. We believe that continuing to expand and update our library will both enhance our appeal to a greater number of customers within our target market and generate additional revenue from existing customers through increases in the number of licensed courses and/or licensed users within the organization. In addition to introducing new courses within our current educational topics, we are considering the development of courses specifically targeted at certain industries, such as e-commerce, healthcare and financial services.

  Enhance Web-Based Technologies

     We believe that developing new technologies and incorporating emerging Web technologies and standards will enable us to continue to increase our appeal to a broader base of customers. We are focused on developing and incorporating new technologies that address the needs of our customers and make our products easier to use and more effective, which we believe will generate increased revenue from both existing and new customers. Among the projects we have targeted are:

     - enhancing our Web-based job performance support tools, including increasing the number of our Online Job Aids;

     - extending the ability of our courses to interact and operate with third-party learning management software;

     - developing interfaces between administrative tools and third-party human resource database software;

     - continuing to improve course start-up times when used over low-speed network connections; and

     - developing new role play simulations and other interactive instructional features.

  Increase Domestic and International Sales and Marketing Efforts

     We will continue to expand our direct sales force by hiring experienced professionals with existing relationships at companies in our target market. We had 47 sales professionals as of December 31, 1999, as well as one person focusing on strategic relationships with educational institutions. We intend to continue to aggressively expand our sales and marketing efforts by hiring additional professionals to increase penetration of our target market of the largest 2000 companies around the world.

     In addition to our domestic sales efforts, we also intend to expand into selected international markets. To date, substantially all of our revenue has been generated within the United States. We recently opened an office in the United Kingdom, which will serve as the hub of our international operations, and we plan to open an office in Australia by January 31, 2000. Although we expect to employ a direct sales force in the United Kingdom and Australia, our strategy is to address other international markets -- such as continental Europe and the Far East -- primarily through resellers, with the goal of penetrating English-speaking markets in those areas. We are in the process of developing a version of some of our courses for use in the United Kingdom and other English-speaking markets (such as Australia and South Africa) that is modified based on the style of English spoken and local business customs in those markets.

  Leverage and Expand Client Relationships

     We have secured multiple-year contracts with a number of well-known companies in our target market. Our customers currently include large and successful companies such as Adobe, Citibank, Dayton Hudson, EMC, Ernst & Young, GTE, IBM, Motorola, National Car Rental and PeopleSoft. We believe that we have achieved this success both because of the high quality of our product offerings and the relationships developed by our executive officers and sales personnel with key decision-makers within these organizations. We believe that those customer relationships provide us with significant credibility in establishing ourselves as a leader in our market, and we intend to use those relationships in marketing our products to other potential customers. In addition, we plan to leverage our initial contacts and success within specific departments of an organization, such as human resources or sales, in seeking to increase the number of both licensed courses and licensed users within other departments of that organization.

  Expand Strategic Alliances

     Our strategic partners are critical to our success because they permit us to leverage our internal competencies with their expertise in complementary areas. We have established strategic relationships with a number of resellers of our products, including Click2Learn, KnowledgeSoft, Syscom and FirstClass Systems. We have established and are developing reseller arrangements with internet commerce sites focused on training and education, such as Headlight.com and Fatbrain.com, as well as internet portals such as AltaVista. As of December 31, 1999, we had signed reseller agreements with 39 companies, and we plan to increase our reseller network significantly over the next year.

     In addition, our courses have received approvals from a number of educational institutions and certification organizations for college degree credit, continuing education requirements or professional certification. Many of our courses are approved by the University of Phoenix for college degree credit, and all of our courses are approved by George Mason University for continuing education credit. We expect that our courses will be approved by additional educational institutions for degree credit and continuing education credit in the future. Some of our sales and marketing courses are expected to be approved later this year as study materials for new ISO certifications relating to sales and marketing personnel, and we intend to develop additional business expertise courses that adhere to the certification standards of other professional certification organizations, such as the Project Management Institute and the National Association of State Boards of Accountancy. In addition, we have recently established a strategic relationship with The Wharton School of the University of

Pennsylvania under which The Wharton School will contribute to our development of a series of courses focusing on financial statements.

PRODUCTS

  Courses

     Our comprehensive library of Web-based courses encompasses a wide array of professional effectiveness skills and business topics. We offer over 215 courses which are currently divided into two categories: Professional Effectiveness and Business Expertise. Within these categories, we offer courses on the following curricula:

PROFESSIONAL EFFECTIVENESS   BUSINESS EXPERTISE
--------------------------  --------------------
Management                  Finance
Leadership                  Marketing
Team Building               Sales
Communication               Strategic Planning
Personal Development        Human Resources
Customer Service            Knowledge Management
Project Management          Operations

     Each of these curricula includes a number of series of courses. For example, within the Project Management curriculum are series entitled "Professional Project Management," "Advanced Risk Assessment for Project Management" and "Advanced Project Scope, Time and Cost Management." Each series is in turn comprised of three to eight individual courses, which are generally two to three hours in length. Courses cover a number of different lessons, and each lesson encompasses a number of different topics. All of our courses are organized in a modular format, allowing users to take the entire course, or only those portions of it that are relevant to them.

     Our courses are currently available in English. We are in the process of developing a localized version of some of our courses for use in the United Kingdom and other English-speaking markets (such as Australia and South Africa).

  The SkillSoft Instructional Design Model

     All SkillSoft courses are developed using our Instructional Design model, which is based on proven concepts for performance-oriented learning. Our Instructional Design model draws heavily from adult learning theory and emphasizes motivation, topic relevance, self-management, problem solving, mastery learning and role-playing. We believe that our consistent use of this model in designing our courses not only improves the efficacy of our courses, but also makes the development of additional courses more efficient.

     The key components of our Instructional Design model are:

     - Consistent, intuitive graphical user interface -- Our courses employ a graphical user interface, consistent across all of our courses, that emphasizes simplicity and clarity to help ensure that employees can take our courses with minimal assistance. Our graphical user interface incorporates features that allow users to interact easily and intuitively with our programs and makes rich use of color, illustrations and photographs.

     - Variety of instructional media -- Our courses all include audio instruction, which can increase attention and retention for many users. Audio is especially important for our behavior modeling and RolePlay simulations. Our courses also incorporate photographs, charts and other graphics where appropriate to support and clarify the instruction and focus attention on key training points.

     - Practice and interaction -- Our courses engage users by requiring them to perform practice exercises and providing them with feedback on their performance. Our courses also include self-evaluation strategies that engage the learner with the course content on a more individualized level.

     - Integrated assessment strategy -- Our testing strategy includes both pre-assessment and post-assessment components. Pre-assessment features are placed at the beginning of each lesson and are designed to quickly identify the content the learner already knows. Post-assessment, or mastery, occurs at the end of each lesson and evaluates the learner's mastery of the objectives after instruction.

     - Behavior modeling -- We believe that observing and modeling the behaviors, skills and attitudes of others is a key ingredient in learning soft skills such as leadership and customer service. Our courses present examples, or "models," of behaviors and then ask users to rehearse these new behaviors through practice exercises and case studies.

     - RolePlay simulations -- Our innovative RolePlay feature, which we incorporate into some courses where behavioral practice is particularly relevant, presents users with realistic interactive simulations of everyday workplace situations. Each simulation has multiple possible outcomes, depending upon the user's responses.

     - Accelerated Path -- This feature enables users of our courses to create an individualized learning sequence through the course content based on their demonstrated mastery of topic objectives. This helps ensure that users do not spend time on topics for which they do not need training.

     - Performance-oriented instruction -- Our courses focus on achieving defined outcomes that are stated in terms of cognitive and affective objectives. Instructional strategies are chosen to support achievement of those objectives and assessments are used to evaluate learner achievement of those objectives.

  Web-Based Performance Support

     Our products include a number of features based on Web-enabled technologies to support users in their learning. Examples include:

     - Search-and-Learn technology, which adapts the concept of Web search engines to our training resources. Using Search-and-Learn technology, users can perform keyword-based, intelligent searches covering their company's entire library of licensed SkillSoft courses. Our software presents them with a list of the specific courses and topics that match their identified training needs, enabling them to directly access that information -- when and where they need it. This intelligent search capability is designed to locate the relevant sections of course content rather than every mention of the word in any course.

     - Online Job Aids, which are primers or sample documents that are accessible online and can be used both to supplement the basic course content or as "refresher" materials. Our customers can easily modify our Online Job Aids to customize them to meet the specific needs of the customer or its employees by using word processors or editors that work with Hyper Text Markup Language, referred to as HTML (a standard used by Web browsers to render electronic documents on a computer screen).

     - Online Mentoring, which enables a user to ask questions relating to either the course materials or the general subject matter of the course and receive e-mail responses (generally within 24 hours) from experts in the field.

     - NetUniversity, which is a Web-based software application that permits course users to access a wide variety of learning resources over the Web and enables training administrators to control, monitor and generate reports on the use of training courses -- either ours or those of other vendors -- by employees throughout the enterprise.

  Web-Based Deployment

     Our products incorporate the latest Web technologies that we believe substantially improve our product performance. Our courses and support tools are developed using cross-platform technologies such as HTML and the computer programming languages Java and JavaScript. To reduce the risk of technical problems that would limit access to our training materials, our products do not use "plug-in" software, which is software written for specific computer processors and operating systems and must be installed on the user's computer for use in conjunction with a web browser. In addition, our products employ advanced techniques to reduce the size of data files and to retrieve and store quickly accessible copies of text, audio and graphic files, which allows our products to deliver high-quality performance within the limitations in the amount of data our customers' corporate intranets and internet connections can handle at any given time. Our technology enables us to provide these advantages to all users, not just those with the most powerful computers, quickest modems and highest resolution monitors.

     We have created a number of different options for customers to make our courses available throughout their organization, which are designed to address the needs of a customer, regardless of its network structure or the location and network access of its employees. Users of our courses can access them via a Web browser while at work, at home or while traveling, and can access them whenever, and for as long as, they desire. Our deployment technologies make it possible to scale up the use of our products to address the expanding training needs of large organizations. Deployment options include:

     - NetPlay, for users with browser access over a corporate intranet.

     - NetDownload, which allows users to select either an entire course, or desired portions of it, download it to their personal computer and take the course off-line.

     - NetPlay with Local Player, which permits users to download our course player and access the licensed library from their local computers outside of their corporate network. These users access courses by connecting to their company's Web servers via a dial-in connection or over the internet, or by connecting via the internet to a Web server managed by SkillSoft on behalf of their company. Local Player is designed to optimize delivery for users with slower home internet connections while also enabling those users to take advantage of our Web-based performance support tools.

     - CD-ROMs, for users without access to a network.

We also offer hosting services for companies who prefer to have users access our courses from SkillSoft-managed servers via the internet rather than host the courses on their own intranet. For many customers, this option can significantly simplify and shorten the implementation process.

  Course Content and Development

     We develop all of our courses in cooperation with outside organizations that provide content and assemble the courses. We generally work with three to six outside content providers. These organizations supply the content of our courses based upon a jointly defined outline and assemble courses using our course development toolkit and following our Instructional Design model. The course development process is a collaborative exercise between SkillSoft and our outside content providers, and the development of a series of six courses typically takes 18 to 20 weeks.

     We currently have agreements with seven content providers, pursuant to which the content provider agrees to develop a number of courses, generally from five to ten, at a set price per course. We also may engage the content provider to supply additional courses. Under most of our agreements, the content provider assigns all of its right, title and interest in the course and course materials to us. Under two agreements, the content provider licenses the content to SkillSoft in exchange for royalty payments.

     Our course development software tools are a key element of our business strategy. By requiring that our content providers use our own toolkit rather than commercially available authoring and development software, we ensure that all our courses -- even those being developed by different content providers -- incorporate our Instructional Design model, our "look-and-feel" standards and the Web-based deployment features that we require in our courses. This toolkit also enables our content providers to develop courses more quickly, which improves our speed-to-market and lowers our course development costs. Owning our course development toolkit technology enables us to enhance our toolkit whenever and however we see fit as we respond to large customer opportunities, potential competitive threats and changing market conditions.

  Product Pricing

     The pricing for our courses varies based upon the number of course titles licensed by a customer, the number of users within the customer's organization and the length of the license agreement (generally one, two or three years). Our license agreements permit customers to exchange course titles, generally on the contract anniversary date. Some of our features, such as Online Mentoring and extranet hosting, are separately licensed for an additional fee.

SERVICES AND SUPPORT

     We offer a broad range of support and services to our customers through our professional services organization. We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation, customer satisfaction and continued revenue growth.

     Installation support. We have application engineers available to assist customers with the installation of our products. These engineers test the software and courses within the customer's network to ensure that they run successfully both on the network and at employees' computers.

     Implementation consulting. We employ implementation consultants to assist customers in planning and implementing their training programs. These individuals offer expertise in establishing training success criteria, planning internal marketing programs and communicating with course users. These implementation consultants work in close coordination with our application engineers and sales representatives and are an important component of our efforts to monitor and ensure customer satisfaction.

     Technical support. We also provide telephone support to our customers through our technical support engineers. They are available to assist customers seven days per week between the hours of 6:00 a.m. and midnight, Eastern time.

     Given the nature of our product offerings, these services and support do not require significant resources. As of December 31, 1999, our professional services organization consisted of nine persons.

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

SALES AND MARKETING

     We use a multi-prong sales strategy, consisting of

     - a direct sales force for larger accounts;

     - a telesales force for smaller accounts and lead generation; and

     - resellers for mid-sized accounts and some international markets.

We believe this strategy enables us to focus our resources on the largest sales opportunities, while simultaneously leveraging the contacts and employees of our resellers to address opportunities that may not be cost-effective for us to pursue directly.

     As of December 31, 1999, we employed 44 sales professionals who have individual sales quotas. Each of our account executives reports to a regional sales vice president who is responsible for revenue growth and expense control for his or her area. We presently employ two regional sales vice presidents in the United States, a Director of Channel Sales and a Vice President/Managing Director of International Sales and Marketing, each of whom reports to our Vice President, Worldwide Sales and Marketing. We also have a sales executive focused exclusively on educational institutions. Our sales professionals have backgrounds at companies such as SmartForce, NETg, Xebec, PeopleSoft and Ziff-Davis, as well as extensive contacts at the corporate customers that we target. Our goal is to increase the number of our quota-carrying sales persons to approximately 50 by January 31, 2000. The sales process for an initial sale to a large customer typically ranges from three to twelve months and often involves a coordinated effort among a number of groups within our organization.

     We use sophisticated salesforce automation software to track each prospect and customer through a sales cycle covering the following seven stages: prospect, qualify, discovery, evaluation, proposal, negotiate and close. Each step of the sales cycle has certain exit criteria that must be satisfied before the prospect can progress to the next stage. Our senior sales executives meet once each quarter with our regional sales vice presidents and their account executives to assess their 90-day forecast, 120-day pipeline development and longer term territory strategy. Our regional sales vice presidents and their account executives typically meet weekly throughout the quarter to review progress toward quarterly goals and longer term business objectives and for coaching sessions.

     Our products are resold by a number of leading education technology vendors, including Click2Learn, KnowledgeSoft, Syscom and FirstClass Systems. We have established and are developing reseller arrangements with internet commerce sites focused on training and education, such as Headlight.com and Fatbrain.com, as well as internet portals such as AltaVista. We have also established a reseller arrangement with Delmar, a division of Thomas Learning, under which Delmar will resell our courses, principally to educational institutions such as junior colleges, vocational schools and high schools.

     To date, substantially all of our revenue has been generated within the United States. We recently opened an office in the United Kingdom, which will serve as the hub of our international operations, and we plan to open an office in Australia by January 31, 2000. Although we expect to employ a direct sales force in the United Kingdom and Australia, our strategy is to address other international markets -- such as continental Europe and the Far
East -- primarily through resellers, with the goal of penetrating English-speaking markets in those areas.

     Our marketing organization utilizes a variety of programs to support our sales team. As of December 31, 1999, our marketing organization consisted of five employees. Our marketing programs include:

     - telemarketing;

     - product and strategy updates with industry analysts;

     - articles in the trade press;

     - public relations activities and speaking engagements;

     - printed promotional materials;

     - promotional materials on our Web site;

     - "roadshow" tours, seminars and trade shows; and

     - monthly online discussions, using "chat room" technology, on subjects such as the successful implementation of Web-based training programs.

CUSTOMERS

     We market our courses primarily to large businesses, governmental organizations and educational institutions. We believe the subject matter of our courses has appeal across a wide range of business sectors, including technology, financial services, telecommunications and manufacturing. The following is a list of our some of our better known customers, each of which generated at least 1.0% of our revenue and was among our 20 largest customers during the nine months ended October 31, 1999. These customers generated, in the aggregate, 57% of our revenue during the nine months ended October 31, 1999.

Adobe               General American Life
Avnet               GTE
Citibank            Motorola
Dayton-Hudson       National Car Rental
EMC                 PeopleSoft
Ernst & Young

     We have established and are developing reseller arrangements with internet commerce sites focused on training and education and are developing reseller arrangements with internet portals to reach markets beyond our target customer base.

     GTE accounted for 29% of our revenue for the nine months ended October 31, 1999. No other customer accounted for more than 10% of our revenue during that period.

PRODUCT DEVELOPMENT

     We devote substantial resources to the development of new and innovative technologies that increase the effectiveness of our courses and that support emerging Web standards. Our future success will depend in part on our ability to anticipate and respond to changes in technologies and customer demands, enhance the technological features of our courses, and develop and introduce new course titles.

     Our product development efforts are focused primarily on enhancing our Web-based architecture and technologies and our Instructional Design model that underlies the development and structure of all of our courses.

     The content for our courses is supplied by outside parties working in cooperation with our product development personnel. The course development process is a collaborative exercise between SkillSoft and our outside content providers, and the development of a series of six courses typically takes 18 to 20 weeks.

     As of December 31, 1999, we had 26 employees engaged in product development and production activities. We also utilize independent contractors for some product development work. Our research and development expenditures for the fiscal year ended January 31, 1999 and the nine months ended October 31, 1999 were approximately $4,117,000 and $5,884,000, respectively. We expect to continue to commit significant resources to research and development in the future. To date, all research and development expenses have been expensed as incurred.

COMPETITION

     The market for soft skills education and training products is fragmented and highly competitive. We expect that competition in this market will increase substantially in the future for the following reasons:

     - The expected growth of this market.

     - The low barriers to entry. In particular, we do not believe that proprietary technology is an important competitive factor in this market.

     - Our course content providers are often not prohibited from developing courses on similar topics for other companies.

     - The fragmented nature of the competitive landscape, including many small competitors in the technology-based segment of the market.

     One source of competition for our products is the internal educational and technological personnel of our potential customers. If an organization decides to use external providers to supply some or all of its training, our principal sources of competition are:

     - Providers of traditional classroom instruction. Many of the companies in this category are attempting to adapt their courses to a non-instructor-led format suitable for access via Web browsers.

     - Providers of CD-ROM training courses.

     - Suppliers of online information technology training courses that are attempting to take advantage of their current technology and customer base and expand into the soft skills market. Examples of competitors in this group are Harcourt General (through subsidiaries such as Drake Beam Morin, NETg and Knowledge Communications), SmartForce (through its Knowledge Well and Tarragon businesses) and McGraw Hill (through its Xebec subsidiary).

     We believe that the principal competitive factors in the soft skills training market include:

     - the breadth and depth of the course content;

     - performance support and other features of the training solution;

     - adaptability, flexibility and scalability of the training products offered;

     - the deployment options offered to customers;

     - customer service and support;

     - price/value relationship;

     - relationships with the customer; and

     - corporate reputation.

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

     Although we believe that we currently compete favorably with respect to those factors, there can be no assurance that we can maintain or improve our competitive position. Many of our current and potential competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do. Increased competition may result in lost sales and may force us to lower prices, which would adversely affect our business and financial performance.

PROPRIETARY RIGHTS

     We do not believe that proprietary technology forms an important or valuable part of our product offerings. We believe that the creative skills of our personnel in developing new products and technologies, our ability to develop and introduce new products rapidly and our responsiveness to customer demands are more important than the availability of legal protections for proprietary rights.

     We attempt to avoid infringing upon intellectual property and proprietary rights of third parties in our product development efforts. However, we do not conduct patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If our products violate third-party proprietary rights, we could be liable for substantial damages. In addition, we may be required to reengineer our products or seek to obtain licenses to continue offering the products, and there can be no assurance that those efforts would be successful.

     We currently license from Lucent Technologies Inc. and other third parties some technology and some course content that we incorporate into our products. There can be no assurance that this technology and content will continue to be available to us on commercially reasonable terms, if at all. The loss of this technology or content could result in delays in development and introduction of new products or product enhancements, which could have a material adverse effect on our business and financial performance. Moreover, we may face claims from others that the third-party technology or content incorporated in our products violates proprietary rights held by those claimants. We may also face claims for indemnification from our customers resulting from infringement claims against them based on the incorporation of third-party technology or content in our products. Although we are generally indemnified against such claims, in some cases the scope of that indemnification is limited. Even if we receive broad indemnification, third party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement. In addition, such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect our business.

     We have trademark applications pending in the United States for some of our trademarks, including NetPlay and NetUniversity and "eLearning for the Knowledge Economy."

EMPLOYEES

     As of December 31, 1999, we had 120 employees, of whom 62 were engaged in sales and marketing, nine were engaged in customer service and support, 24 were engaged in product development, two were engaged in product production and 23 were engaged in executive management, finance and administration. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our headquarters are located in approximately 15,500 square feet of office space in Nashua, New Hampshire under a lease that expires in February 2001. We also lease a sales office in the Dallas area and in the United Kingdom. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed.

LEGAL PROCEEDINGS

     SkillSoft, several of our executives, two of our key employees and our largest investor are named as defendants in a lawsuit pending in the Circuit Court of Cook County, Illinois by National Education Training Group, Inc.
(NETg), the former employer of several of those individuals. Upon leaving the employment of NETg, and after receiving letters from NETg expressing NETg's dissatisfaction with their departure, these individuals filed an action on April 17, 1998 against NETg in the Superior Court for Hillsborough County, State of New Hampshire, in which SkillSoft and Messrs. Moran and Townsend sought a declaratory judgment that they were free to hire NETg employees who had no post-employment covenant not-to-compete and that they otherwise had not breached any duty to NETg. NETg subsequently brought this lawsuit in the State of Illinois. The NETg lawsuit alleges in substance that:

     - Charles E. Moran, as the former President of NETg, breached his fiduciary obligations to NETg by usurping NETg's corporate opportunities, by commencing a rival business while still employed by NETg and by soliciting NETg personnel to join his rival business while still employed by NETg;

     - Jerald A. Nine, as the former Vice President of Sales and Marketing of NETg, breached his fiduciary duty to NETg by assisting Mr. Moran in the creation, commencement and operation of the rival concern prior to Mr. Nine's resignation from NETg, by assisting Mr. Moran in the usurpation of corporate opportunities, by failing to inform his superiors at NETg of Mr. Moran's plans to form a rival business and by otherwise failing to use his best efforts on behalf of NETg while still employed there;

     - SkillSoft, Mr. Moran, Mr. Nine, Mark A. Townsend, Dennis E. Brown and Lee
       A. Ritze misappropriated trade secrets of NETg, and SkillSoft, Mr. Moran and Mr. Nine intentionally interfered with NETg's "prospective economic advantage";

     - SkillSoft and Mr. Ritze breached provisions of a license agreement with NETg relating to the use of its software; and

     - Warburg, Pincus Ventures, L.P., our largest investor, intentionally interfered with NETg's employment relationships with "at-will" employees, including Mr. Townsend, by offering those employees financial incentives to leave NETg and join SkillSoft, engaged in unfair competition through that same conduct and intentionally interfered with Mr. Moran's and Mr. Nine's fiduciary duty to NETg.

     NETg maintains that the trade secrets allegedly misappropriated by SkillSoft and the other defendants includes:

     - various aspects of the design and functionality of its education and training software products;

     - customer lists and information;

     - distribution channels and relationships with course developers and other service providers; and

     - the business plan to develop products for use in a Web environment.

The claims seek injunctive relief against SkillSoft and Messrs. Moran, Nine, Townsend, Brown and Ritze demanding the return, and no future use by these defendants, of the alleged trade secrets. The claims also seek compensatory damages of $400 million exemplary damages in the additional amount of $400 million and punitive damages in excess of $10 million.

     None of the defendants in this lawsuit were bound by written non-competition or non-solicitation agreements with NETg. SkillSoft and the other defendants are vigorously defending themselves against NETg's allegations, and we believe that both SkillSoft and the other defendants have meritorious defenses to the claims made in the lawsuit. On December 3, 1999, SkillSoft, the individually named defendants and Warburg Pincus filed a motion to dismiss all counts brought by NETg on various grounds. However, no ruling has been made with respect to that motion and the lawsuit is still in discovery, so we are not yet able to assess the potential liability of SkillSoft or the other defendants. Our failure to prevail in this litigation could have any or all of the following significant adverse effects on our business and financial performance:

     - injunctive relief issued against SkillSoft and our officers, which could restrict our ability to conduct our business;

     - an adverse judgment against us for monetary damages;

     - a settlement on unfavorable terms; or

     - obligations we have to indemnify our employees for liabilities and expenses they incur in connection with the lawsuit.

In addition, this litigation, regardless of its outcome, will continue to result in significant expenses in defending the lawsuit and may divert the efforts and attention of our management team from normal business operations.

     We are not a party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

   The directors and executive officers of SkillSoft are as follows:

NAME                                        AGE                       POSITION
----                                        ---                       --------
Charles E. Moran..........................  44    Chairman of the Board, President and Chief
                                                  Executive Officer
Thomas J. McDonald........................  50    Chief Financial Officer, Vice President,
                                                  Operations, Treasurer and Secretary
Mark A. Townsend..........................  46    Vice President, Product Development
Jerald A. Nine, Jr. ......................  42    Vice President, Worldwide Sales and Marketing
James Adkisson*...........................  52    Director
C. Samantha Chen*.........................  30    Director
William T. Coleman III**..................  52    Director
Stewart K.P. Gross**......................  40    Director
---------------
*  Member of the audit committee.
** Member of the compensation committee.

   Other key employees of SkillSoft include:
Dennis E. Brown...........................  47    Director of Marketing Communications
Eric W. Ertel.............................  37    Director of Software Development
David L. Eubanks..........................  43    Vice President of Western Regional Sales
Kristina E. Johnson.......................  37    Director of Creative Design
Charles D. King...........................  42    Vice President of Eastern Regional Sales
Steven A. Lichtman........................  43    Director of Channel Sales
Lee A. Ritze..............................  46    Senior Director of Marketing and Professional
                                                  Services
Sally H. Welsh............................  48    Director of Instructional Design
Kevin T. Young............................  46    Vice President/Managing Director of International
                                                  Sales and Marketing

  Directors and Executive Officers:

     Charles E. Moran is a founder of SkillSoft and has served as its Chairman of the Board, President and Chief Executive Officer since January 1998. Before founding SkillSoft, Mr. Moran served as President and Chief Executive Officer of National Education Training Group, Inc. (NETg), a computer-based information technology training company, from May 1995 until November 1997. From July 1994 to May 1995, Mr. Moran was an independent consultant. From October 1993 until July 1994, Mr. Moran served as Chief Financial Officer and Chief Operating officer of Softdesk, Inc., a developer of computer-assisted design and drafting software. Mr. Moran is also a director of Workgroup Technology Corporation.

     Thomas J. McDonald is a founder of SkillSoft and has served as its Chief Financial Officer and Vice President of Operations since February 1998. From September 1994 to November 1997, Mr. McDonald served as Chief Financial Officer and Vice President of Operations at NETg. From February 1990 to August 1994, Mr. McDonald served as Chief Financial Officer and Vice President of Bear Automotive. He previously held senior financial and operational positions with SPX Corporation, U.S. Industries and Cenco, Inc.

     Mark A. Townsend is a founder of SkillSoft and has served as its Vice President of Product Development since January 1998. From February 1996 to December 1997, Mr. Townsend served as Vice President of Advanced Technology at NETg. From March 1994 until February 1996, Mr. Townsend served as Vice President of Engineering at Sytron Corporation, a software data storage management company.

     Jerald A. Nine, Jr. is a founder of SkillSoft and has served as its Vice President of Worldwide Sales and Marketing since April 1998. From July 1995 to February 1998, Mr. Nine served as the Vice President of Sales and Marketing at NETg. From September 1992 until July 1995, Mr. Nine served as Vice President of Sales and Marketing at Sytron Corporation.

     James Adkisson has served as director of SkillSoft since January 1998. Since 1992, Mr. Adkisson has been a Partner at Growth Resources International, an investment advisory services company.

     C. Samantha Chen has served as director of SkillSoft since June 1999. Ms. Chen has been an associate at E.M. Warburg, Pincus & Co., LLC since September 1997. From April 1992 to June 1995, Ms. Chen served as an analyst at Bessemer Venture Partners. From September 1995 to June 1997, Ms. Chen attended the Stanford Graduate School of Business, where she obtained her MBA.

     William T. Coleman III has served as director of SkillSoft since August 1999. Since January 1995, Mr. Coleman has served as Chairman of the Board and Chief Executive Officer of BEA Systems Inc., a provider of software solutions for enterprise electronic commerce applications. From December 1985 to January 1995, Mr. Coleman served as Vice President and General Manager and Vice President of Software at Sun Microsystems. Mr. Coleman is also a director of Portal Software, Inc.

     Stewart K.P. Gross has served as director of SkillSoft since January 1998. Mr. Gross is a Managing Director of E.M. Warburg, Pincus & Co., LLC, where he has been employed since July 1987. Mr. Gross is a director of BEA Systems, Inc., Alysis Technologies, Inc. and several privately held companies.

  Other Key Employees:

     Dennis E. Brown joined SkillSoft in May 1998 as Director of Marketing Communications. From March 1993 to May 1998, he served as Senior Director of Product Development at NETg.

     Eric W. Ertel joined SkillSoft in February 1998 as Director of Software Development. From August 1995 to February 1998, Mr. Ertel served as Principal Software Engineer at VideoServer. From January 1995 to July 1997, he served as an engineer at Sytron Corporation, and, from April 1988 to January 1995, he served as Principal Engineer at Digital Equipment Corporation.

     David L. Eubanks joined SkillSoft in September 1998 as Vice President of Western Regional Sales. From July 1990 to September 1998, Mr. Eubanks served as Director of Educational Sales and Director of Business and Channel Development at NETg.

     Kristina E. Johnson joined SkillSoft in June 1998 as Director of Creative Design. From November 1987 to June 1998, Ms. Johnson served as a Graphic Designer at Digital Equipment Corporation.

     Charles D. King joined SkillSoft in July 1998 as Vice President of Eastern Regional Sales. From November 1994 to July 1998, Mr. King served in various managerial sales and marketing positions at CBT Systems, Inc., including Director of Global Markets, Vice President of Northeast Regional Sales and Regional Vice President.

     Steven A. Lichtman joined SkillSoft in March 1999 as Director of Channel Sales. From August 1998 to March 1999, Mr. Lichtman served as National Sales Manager at Xebec / McGraw-Hill. From October 1997 to August 1998, Mr. Lichtman served as Vice President and Sales Manager for

North America at Xebec Interactive Learning. From March 1992 to September 1997 he served as President and Director of Sales and Marketing at Best Restaurant Publications.

     Lee A. Ritze joined SkillSoft in February 1998 as Senior Director of Marketing and Professional Services. From June 1985 to February 1999, Mr. Ritze served as Product Marketing Director at NETg.

     Sally H. Welch joined SkillSoft in February 1998 as Director of Instructional Design. From August 1998 to January 1999, Ms. Welch served as Senior Instructional Designer at Motorola University. From August 1995 to August 1997 she served as Director of Skill Builder Engineering at NETg. Ms. Welch served as Instructor Developer II at M.D. Anderson Cancer Center from June 1989 to December 1994.

     Kevin T. Young joined SkillSoft in July 1999 as Vice President and Managing Director of International Sales and Marketing. From December 1998 to June 1999, Mr. Young served as Sales Director, United Kingdom at CBT Systems. From January 1993 to December 1998, Mr. Young served in various sales positions at NETg, including Regional Sales Manager, Sales Director of Key Accounts and Managing Director of Pacific Operations.

     In accordance with the terms of SkillSoft's certificate of incorporation, the terms of office of the members of the board of directors are divided into three classes. Messrs. Moran and Gross serve as Class I Directors (whose term expires in 2000), Ms. Chen and Mr. Coleman serve as Class II Directors (whose term expires in 2001) and Mr. Adkisson serves as a Class III Director (whose term expires in 2002). At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The classification of the board of directors may have the effect of delaying or preventing changes in control or management of SkillSoft.

     Each officer is appointed by, and serves at the discretion of, the board of directors. There are no family relationships among any of the directors, officers or key employees of SkillSoft.

COMMITTEES OF THE BOARD OF DIRECTORS

     The SkillSoft compensation committee consists of Messrs. Coleman and Gross. It reviews and evaluates the salaries and incentive compensation of management and key employees of SkillSoft and makes recommendations concerning these matters to the board of directors. The SkillSoft compensation committee also administers SkillSoft's stock option plans.

     The SkillSoft audit committee consists of Mr. Adkisson and Ms. Chen. It reviews the results and scope of audits and other services provided by SkillSoft's independent public accountants and reviews SkillSoft's system of internal accounting and financial controls. The SkillSoft audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of SkillSoft as it may find appropriate or may be brought to its attention.

DIRECTOR COMPENSATION

     Non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. No director will receive cash compensation for services rendered as a director. Non-employee directors (other than those currently serving on the board of directors) will also eligible for participation in SkillSoft's 1999 Non-Employee Director Stock Option Plan. See "Management -- Stock Plans" on page 47 of this prospectus for the terms of the 1999 Non-Employee Director Stock Option Plan.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the total compensation paid or accrued for the year ended January 31, 1999 for each of the executive officers of SkillSoft.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                                                            ---------------
                                                                                AWARDS
                                                    ANNUAL COMPENSATION     ---------------
                                                    --------------------      RESTRICTED
NAME AND PRINCIPAL POSITION                          SALARY      BONUS      STOCK AWARDS(1)
---------------------------                         --------    --------    ---------------
Charles E. Moran, Chairman of the Board, President
  and Chief Executive Officer.....................  $250,000          --      $       --
Thomas J. McDonald, Chief Financial Officer, Vice
President, Operations and Treasurer...............  $135,000    $100,000      $2,547,500
Mark A. Townsend, Vice President, Product
  Development.....................................  $145,000          --      $5,095,000
Jerald A. Nine, Jr., Vice President Worldwide
  Sales and Marketing(2)..........................  $117,115          --      $5,944,171

-------------------------

(1) Long term compensation consisted of restricted stock granted under SkillSoft's 1998 Stock Incentive Plan and vests in 36 equal monthly installments commencing the month following the date of grant. Amounts shown above represent the value of the restricted stock award, based on the midpoint of the estimated public offering price range ($13.00) less the purchase price paid. The number of shares of restricted stock granted to Messrs. Moran, McDonald, Townsend and Nine in the fiscal year ended January 31, 1999 was 0; 200,000; 400,000 and 466,667, respectively. The number of shares of restricted stock held by each of the executive officers as of January 31, 1999 and its value as of January 31, 1999, based on the midpoint of the estimated public offering price range ($13.00), was as follows: Mr.
    Moran: none; Mr. McDonald: 200,000 shares, $2,600,000; Mr. Townsend: 400,000 shares, $5,200,000; and Mr. Nine: 466,667 shares, $6,066,621. The holders of those shares of restricted stock will be entitled to receive any dividends paid by SkillSoft on its common stock.

(2) Mr. Nine joined SkillSoft in April 1998 and thus received compensation for only part of the fiscal year.

OPTION GRANTS DURING FISCAL YEAR

     SkillSoft did not grant any options or stock appreciation rights during the fiscal year ended January 31, 1999 to any of its executive officers.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     None of the executive officers of SkillSoft exercised any options to purchase stock of SkillSoft during the fiscal year ended January 31, 1999 or held any such options as of January 31, 1999.

EMPLOYMENT AGREEMENTS

     SkillSoft is a party to an employment agreement with Mr. Moran entered into in December 1997. Under the terms of this employment agreement, Mr. Moran is entitled to receive an annual base salary of $250,000, which may be increased in accordance with SkillSoft's regular salary review practices. Mr. Moran is also entitled to be paid a signing bonus of $600,000 upon the earliest of:

     - the end of the second consecutive quarter that SkillSoft achieves quarterly revenue in excess of $1,000,000,

     - the fourth anniversary of the date of the employment agreement or

     - a sale of SkillSoft following which SkillSoft's stockholders own less than 50% of the equity securities of the surviving company.

     Mr. Moran is also entitled to participate in any bonus plan that SkillSoft may establish for its senior executives. Either SkillSoft or Mr. Moran may terminate the employment agreement at will for any reason, upon three months' prior notice in the case of termination by SkillSoft, or upon two months' prior notice in the case of termination by Mr. Moran. If SkillSoft terminates Mr. Moran's employment without cause, or if Mr. Moran terminates his employment for good reason (as defined in the employment agreement), then SkillSoft will be required to pay Mr. Moran his base salary and benefits for a period of twelve months following termination. In addition, in the event of such a termination, Mr. Moran's stock options will continue to vest and be exercisable if he performs consulting services for SkillSoft of up to ten hours per month during the twelve months following termination.

     SkillSoft is a party to an employment agreement with Mr. McDonald, dated February 2, 1998. Under the terms of the employment agreement, Mr. McDonald is entitled to receive an annual base salary of $135,000, which may be increased in accordance with SkillSoft's regular salary review practices. In addition, SkillSoft agreed to sell Mr. McDonald 200,000 shares of its restricted common stock, which vest in 36 equal monthly installments. Mr. McDonald is entitled to participate in any bonus plan that SkillSoft may establish for its senior executives. Either SkillSoft or Mr. McDonald may terminate the employment agreement at will for any reason, upon three months' prior notice in the case of termination by SkillSoft, or upon two months' prior notice in the case of termination by Mr. McDonald. If SkillSoft terminates Mr. McDonald's employment without cause, or if Mr. McDonald terminates his employment for good reason (as defined in the employment agreement), then SkillSoft will be required to pay Mr. McDonald his base salary and benefits for a period of six months following termination. In addition, in the event of such a termination, Mr. McDonald's stock options will continue to vest and be exercisable if he performs consulting services for SkillSoft of up to ten hours per week during the six months following termination.

     SkillSoft is also a party to employment agreements with Messrs. Townsend and Nine, dated January 12, 1998 and April 9, 1998, respectively. Under these employment agreements, Messrs. Nine and Townsend are each entitled to receive a base salary of $145,000, which may be increased in accordance with SkillSoft's regular salary review practices. In addition, SkillSoft agreed to sell Messrs. Townsend and Nine 400,000 and 466,667 shares, respectively, of its restricted common stock, which vest in 36 equal monthly installments. Messrs. Townsend and Nine are also entitled to participate in any bonus plans that SkillSoft may establish for its senior executives. These employment agreements provide for the same termination provisions and severance benefits as Mr. McDonald.

STOCK PLANS

  1998 Stock Incentive Plan

     General. SkillSoft's 1998 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other awards. The Incentive Plan authorizes the issuance of a maximum of 3,126,667 shares of common stock. As of December 31, 1999, 1,505,420 shares had been issued under the Incentive Plan and 720,080 shares were subject to outstanding options under the Incentive Plan. The Incentive Plan is administered by the board of directors and the compensation committee.

     Eligibility to Receive Awards. Employees, directors and consultants of SkillSoft and its subsidiaries are eligible to be granted awards under the Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

     Incentive Stock Options and Nonstatutory Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified option price, subject to the other terms and conditions contained in the option grant. SkillSoft may grant options at an exercise price equal to or greater than 85% of the fair market value of the common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of SkillSoft). Options may not be granted for a term in excess of ten years. The board of directors or the compensation committee determines:

     - the number of shares subject to each option granted,

     - the exercise price of the option,

     - the vesting schedule of the option (generally over four years),

     - the duration of the option (generally ten years, subject to earlier termination in the event of the termination of the optionee's employment or consulting arrangement), and

     - the manner of payment of the exercise price of the option (including payment by cash, check or promissory note or through a "cashless exercise").

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of SkillSoft to repurchase all or part of such shares from the recipient in the event of the termination of the recipient's employment or consulting arrangement prior to the end of the vesting period for such award or if other conditions specified in the award are not satisfied. The board of directors or the compensation committee determines:

     - the number of shares subject to each restricted stock award granted,

     - the purchase price of the restricted stock award,

     - the vesting schedule of the restricted stock award (generally over three years), and

     - the manner of payment of the purchase price for the restricted stock award (including payment by cash, check or promissory note).

     Acquisition of SkillSoft. In the event of an acquisition of SkillSoft, outstanding options, restricted stock and other awards under the Incentive Plan will either be assumed by the acquiring company, accelerated in full or terminated.

  1999 Non-Employee Director Stock Option Plan

     In September 1999, SkillSoft's board of directors adopted and SkillSoft's stockholders approved the 1999 Non-Employee Director Stock Option Plan. The Director Plan authorizes the grant of options to purchase up to 160,000 shares of common stock to non-employee directors of SkillSoft. No options have been granted to date under the Director Plan.

     Under the Director Plan, each non-employee director of SkillSoft (other than current directors) will be granted a stock option to purchase 40,000 shares of common stock on the date he or she is first elected to the board of directors. The exercise price for all options granted under the Director Plan will be equal to the fair market value of the common stock on the date of grant. The options granted will become exercisable in four equal annual installments on each anniversary of the date of grant, provided that the optionee remains a director, and will become exercisable in full upon a change in control of SkillSoft. Each option will expire on the earlier of ten years from the date of grant or on the first anniversary of the date on which the optionee ceases to be a director of SkillSoft.

401(K) PLAN

     SkillSoft maintains a 401(k) plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, a participant may contribute a maximum of 20% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit of $10,000 in calendar year 1999. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the board of directors, SkillSoft may make discretionary matching or profit-sharing contributions into the 401(k) plan for all eligible employees. During the years ended January 31, 1998 and 1999, SkillSoft made no matching or profit-sharing contributions to the 401(k) plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the establishment of the compensation committee in September 1999, compensation decisions were made by the board of directors, including Mr. Moran, an executive officer of SkillSoft. Since its establishment, the compensation committee, comprised of Messrs. Coleman and Gross, has been responsible for executive compensation decisions. No executive officer of SkillSoft has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of the SkillSoft compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     SkillSoft's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director, except for liability

     - for any breach of their duty of loyalty to the corporation or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or

     - for any transaction from which the director derived an improper personal benefit.

     SkillSoft's certificate of incorporation provides that SkillSoft will indemnify its directors and officers to the fullest extent permitted by law. SkillSoft's certificate of incorporation permits SkillSoft to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of such director's or officer's status or a director or officer of SkillSoft upon an undertaking by such director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to such indemnification.

     SkillSoft has also purchased directors and officers liability insurance.

                              CERTAIN TRANSACTIONS

     SkillSoft has engaged in the following transactions with the following directors, executive officers and stockholders who beneficially own more than 5% of the outstanding capital stock of SkillSoft and affiliates of these directors, executive officers and 5% stockholders.

     On December 10, 1997, SkillSoft sold 1,266,667 shares of common stock, at a purchase price of $.2625 per share, to Charles E. Moran in exchange for a cash payment of $166,250 and a promissory note in the original principal amount of $166,250. This promissory note bears interest at a rate of 6.2% per year and is due and payable on the earlier of December 10, 2002 or the date on which Mr. Moran ceases to be an employee of SkillSoft. Mr. Moran pledged 633,333 shares as collateral for the promissory note.

     On December 10, 1997, SkillSoft sold 66,667 shares of its common stock to James Adkisson, a director of SkillSoft, at a purchase price of $.2625 per share.

     On January 8, 1998, SkillSoft sold an aggregate of 4,000,000 shares of its Series A preferred stock to two purchasers at a purchase price of $1.75 per share. Warburg, Pincus Ventures, L.P. purchased 3,600,000 of these shares. On August 14, 1998 and February 16, 1999, SkillSoft issued and sold an aggregate of 4,761,905 shares of its Series B preferred stock to Warburg, Pincus Ventures, L.P. at a purchase price of $2.10 per share. Mr. Gross and Ms. Chen, directors of SkillSoft, are managing director and associate, respectively, of E.M. Warburg, Pincus & Co., LLC, the manager of Warburg, Pincus Ventures, L.P.

     On June 19, 1998, June 24, 1998 and June 26, 1998, SkillSoft sold 466,667,
200,000 and 400,000 shares of restricted common stock, at a purchase price of $.2625 per share, to Messrs. Nine, McDonald and Townsend, respectively, in exchange for cash payments of $61,250, $26,250, and $52,500, respectively, and promissory notes in the original principal amounts of $61,250, $26,250, and $52,500, respectively. These promissory notes bear interest at a rate of 5.77% per year and are due and payable in June 2003. Messrs. Nine, McDonald and Townsend each pledged half of the shares issued to them as collateral for the promissory notes.

     On March 13, 1999 and March 15, 1999, SkillSoft sold 33,333 and 66,667 shares of restricted common stock, at a purchase price of $.2625 per share, to Messrs. Nine and McDonald, respectively, in exchange for cash payments of $4,375 and $8,750, respectively, and promissory notes in the principal amounts of $4,375 and $8,750, respectively. These promissory notes bear interest at a rate of 4.83% per year and are due and payable in March 2004. Messrs. Nine and McDonald each pledged half of the shares issued to him as collateral for the promissory notes.

     On March 31, 1999, SkillSoft sold 100,000 and 33,333 shares of restricted common stock, at a purchase price of $.2625 per share, to Messrs. Moran and Townsend, respectively, in exchange for cash payments of $13,125 and $4,375, respectively, and promissory notes in the principal amounts of $13,125 and $4,375, respectively. These promissory notes bear interest at a rate of 4.83% per year and are due and payable in March 2004. Messrs. Moran and Townsend each pledged half of the shares issued to him as collateral for the promissory notes.

     On August 5, 1999, SkillSoft issued and sold an aggregate of 1,195,238 of its Series C preferred stock to five purchasers at a purchase price of $3.15 per share. William Coleman III and James Adkisson, directors of SkillSoft, each purchased 31,746 of these shares. Warburg, Pincus Ventures, L.P. purchased 952,381 of these shares.

     On August 31, 1999 and September 1, 1999, SkillSoft sold 40,000 shares of restricted common stock to each of Messrs. Coleman and Adkisson at a purchase price of $1.50 per share pursuant to its 1998 stock incentive plan.

     SkillSoft believes that all transactions set forth above were made on terms no less favorable to it than it would have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of SkillSoft's common stock as of December 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

     - each person known by SkillSoft to be the beneficial owner of more than 5% of its common stock;

     - each executive officer;

     - each of SkillSoft's directors; and

     - all executive officers and directors of SkillSoft as a group.

Unless otherwise noted below, to the knowledge of SkillSoft, each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed includes the shares of common stock underlying options held by such person that are exercisable within 60 days after December 31, 1999, but excludes shares of common stock underlying options held by any other person. Percentage ownership is based on 9,483,514 shares of common stock outstanding as of December 31, 1999, and an additional 3,100,000 shares of common stock to be outstanding upon completion of this offering.

                                                                               PERCENTAGE OF
                                                                                COMMON STOCK
                                                                                OUTSTANDING
                                                                            --------------------
                                                       NUMBER OF SHARES      BEFORE      AFTER
NAME OF BENEFICIAL OWNER                              BENEFICIALLY OWNED    OFFERING    OFFERING
------------------------                              ------------------    --------    --------
Warburg, Pincus Ventures, L.P.(1)...................       6,209,524          65.5%       49.3%
Stewart K.P. Gross(2)...............................       6,209,524          65.5        49.3
Charles E. Moran(3).................................       1,366,666          14.4        10.9
Jerald A. Nine(4)...................................         500,000           5.3         4.0
Mark A. Townsend....................................         433,333           4.6         3.4
Thomas J. McDonald..................................         266,666           2.8         2.1
James Adkisson......................................         127,830           1.3         1.0
William T. Coleman III(5)...........................          61,164             *           *
C. Samantha Chen(6).................................              --            --          --
All executive officers and directors as a group
  (eight persons)(7)................................       8,965,183          94.5        71.2

-------------------------

 *  Less than 1%.

(1) The address for Warburg, Pincus Ventures, L.P. is 466 Lexington Avenue, 10th Floor, New York, New York 10017-3147.

(2) Consists of shares beneficially owned by Warburg, Pincus Ventures, L.P. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Ventures, L.P. Warburg, Pincus Ventures, L.P. is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC, and may be deemed to control both entities. Mr. Gross, a director of SkillSoft, is a managing director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg Pincus & Co. Mr. Gross disclaims beneficial ownership of these shares. Mr. Gross' address is c/o

    Warburg, Pincus Ventures L.P., 466 Lexington Avenue, 10th Floor, New York, New York 10017-3147.

(3) Consists of 733,333 shares beneficially owned by Mr. Moran and a total of 633,333 shares of common stock beneficially owned by Mr. Moran's wife, as trustee of various trusts for the benefit of Mr. Moran's children. Mr. Moran disclaims beneficial ownership of the shares held in trust. Excluding these shares, Mr. Moran beneficially owns a total of 733,333 shares of common stock, or 7.7% of the outstanding common stock prior to this offering. Mr. Moran's address is c/o SkillSoft Corporation, 20 Industrial Park Drive, Nashua, New Hampshire 03062.

(4) Mr. Nine's address is c/o SkillSoft Corporation, 20 Industrial Park Drive, Nashua, New Hampshire 03062.

(5) Consists of shares beneficially owned by the Coleman Family Trust, of which Mr. Coleman is trustee.

(6) Excludes shares beneficially owned by Warburg, Pincus Ventures, L.P. Ms. Chen is an associate of E.M. Warburg, Pincus & Co., LLC, the manager of Warburg, Pincus Ventures, L.P.

(7) See Notes 2, 3, 5 and 6.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of SkillSoft will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1999, there were outstanding 9,483,514 shares of common stock held by 39 stockholders of record, options to purchase an aggregate of 720,080 shares of common stock and warrants to purchase an aggregate of 60,606 shares of common stock.

     The following summary of certain provisions of our securities and various provisions of our certificate of incorporation and bylaws is not intended to be complete and reference is made to our certificate of incorporation and bylaws included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of SkillSoft, the holders of common stock are entitled to receive ratably the net assets of SkillSoft available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which SkillSoft may designate and issue in the future. Certain holders of common stock have the right to require SkillSoft to register their shares of common stock under the Securities Act in certain circumstances. See "Shares Eligible for Future Sale" on page 54 of this prospectus.

PREFERRED STOCK

     Under the terms of our certificate of incorporation, the board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of SkillSoft. SkillSoft has no present plans to issue any shares of preferred stock.

WARRANTS

     SkillSoft has one outstanding warrant to purchase 60,606 shares of common stock at an exercise price of $8.25 per share. The warrant is exercisable, in whole or in part, at any time and from time to time on or after December 8, 2000.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     SkillSoft is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by the board of directors and/or stockholders of SkillSoft in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     SkillSoft's certification of incorporation and bylaws provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of SkillSoft.

     SkillSoft's bylaws also provide that any action required or permitted to be taken by the stockholders of SkillSoft at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Board, the President or the board of directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to SkillSoft. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of SkillSoft. These provisions could also discourage a third party from making a tender offer for the common stock, because even if it acquired a majority of the outstanding voting securities of SkillSoft, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting and not by written consent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for SkillSoft's common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock of SkillSoft in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of SkillSoft to raise equity capital in the future.

     Based on shares outstanding at December 31, 1999, upon completion of this offering SkillSoft will have outstanding an aggregate of 12,583,514 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 3,100,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by an existing affiliate of SkillSoft, as that term is defined in Rule 144 under the Securities Act.

     The remaining 9,483,514 shares of common stock held by existing stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may generally be sold in the public market only if registered or if they qualify for an exception from registration under Rule 144 promulgated under the Securities Act, which is summarized below. Of these restricted shares, 8,566,602 shares will be available for resale in the public market in reliance on Rule 144 and Rule 701 beginning 90 days following the closing of this offering. However, 8,561,102 of these shares are subject to lock-up agreements. The remaining 916,912 shares become eligible for resale in the public market at various dates thereafter, of which 889,822 shares are subject to lock-up agreements.

     All of the officers and directors and some of the stockholders and optionholders of SkillSoft are bound by lock-up agreements in favor of the underwriters. As a result, these individuals and entities are not permitted to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly disclose the intention to make any such offer, sale, pledge or disposition for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston. Credit Suisse First Boston currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell a number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately 125,835 shares immediately after this offering, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about SkillSoft. Rule 144 also provides that affiliates of SkillSoft who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of SkillSoft at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 may be relied upon with respect to the resale of shares of common stock originally purchased from SkillSoft under its stock option plan, so long as the option was granted prior to the date of this prospectus. Shares issued in reliance on Rule 701 are restricted shares and, subject to the lock-up agreements described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and may be sold by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

     SkillSoft has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston, subject to limited exceptions such as issuances under its stock plans or in connection with an acquisition of a business.

     Following this offering, SkillSoft intends to file registration statements under the Securities Act covering approximately 1,621,247 shares of common stock issuable upon the exercise of stock options or reserved for issuance under SkillSoft's 1998 Stock Incentive Plan and 1999 Non-Employee Director Stock Option Plan. The shares registered under these registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to SkillSoft's vesting restrictions or the lock-up agreements described above. See "Management -- Stock Plans" on page 46 of this prospectus.

     In addition, following this offering, under specified conditions and subject to customary exceptions, holders of 6,209,524 shares of common stock will have demand registration rights with respect to their shares of common stock, subject to the 180 day lock-up period described above, to require SkillSoft to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by SkillSoft. SkillSoft is not required to effect a registration within six months after the closing of this offering and it is not required to effect more than three demand registrations on behalf of these holders. SkillSoft is generally required to bear all of the expenses of all registrations. Registration of any of the shares of common stock would result in these shares becoming freely tradeable without restriction under the Securities Act upon effectiveness of the registration statement.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated              , we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
Thomas Weisel Partners LLC..................................
                                                              ---------
          Total.............................................  3,100,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 465,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                           PER SHARE                             TOTAL
                                --------------------------------    --------------------------------
                                   WITHOUT             WITH            WITHOUT             WITH
                                OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid by us......    $                 $                 $                 $
Expenses payable by us........    $                 $                 $                 $

     The underwriters have informed us that they do not expect sales to accounts over which any underwriter exercises discretionary authority to exceed 5% of the shares of common stock being offered.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 106 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors, or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     Credit Suise First Boston Corporation, one of the representatives of the underwriters in this Offering, is an indirect subsidiary of Credit Suisse Group, which indirectly holds a 19.9% passive minority interest in Warburg, Pincus & Co., the general partner of Warburg, Pincus Ventures, L.P. Warburg, Pincus Ventures, L.P. is a stockholder of SkillSoft.


     We have a line of credit agreement with GreyRock Capital. GreyRock Capital is a division of Banc of America Commercial Finance Corporation. Both Banc of America Commercial Finance Corporation and Banc of America Securities LLC are indirect, wholly-owned subsidiaries of Bank of America Corporation. In connection with an amendment to the line of credit in December 1999, we issued GreyRock warrants to purchase 60,606 shares of our common stock at an exercise price of $8.25 per share. These warrants are considered underwriting compensation and, as such, may not be sold, transferred, assigned, pledged or hypothecated, with limited exceptions, for a period of one year from the effective date of the registration statement of which this prospectus is a part.


     We and each of our directors and officers and some of our stockholders and optionholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus except, in our case, issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our stock option plans.

     The underwriters have reserved for sale, at the initial public offering price, up to 155,000 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We will make application to list the shares of common stock on The Nasdaq Stock Market's National Market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price will include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history of, and the prospects for, SkillSoft and the industry in which it competes;

     - an assessment of our management;

     - the prospects for, and the timing of, future earnings of SkillSoft;

     - the present state of SkillSoft's development and its current financial condition;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of SkillSoft;

     - market conditions for initial public offerings; and

     - other relevant factors.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing transaction or in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchases are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities law to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canada courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for SkillSoft by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Katten Muchin Zavis, Chicago, Illinois.

                                    EXPERTS

     The financial statements of SkillSoft as of January 31, 1998 and 1999 and October 31, 1999 and for each of the periods then ended, which are included in this prospectus and registration statement, have been so included in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     SkillSoft has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to SkillSoft and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy, registration and information statements and other information regarding registrants, such as SkillSoft, that make electronic filings with the Commission.

     SkillSoft intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                             SKILLSOFT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of January 31, 1998 and 1999
  and October 31, 1999......................................  F-3
Consolidated Statements of Operations for the Period from
  Incorporation (October 15, 1997) to January 31, 1998, for
  the Year Ended January 31, 1999, for the Nine Months Ended
  October 31, 1998 (Unaudited) and for the Nine Months Ended
  October 31, 1999..........................................  F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss for the Period from Incorporation
  (October 15, 1997) to January 31, 1998, for the Year Ended
  January 31, 1999 and for the Nine Months Ended October 31,
  1999......................................................  F-5
Consolidated Statements of Cash Flows for the Period from
  Incorporation (October 15, 1997) to January 31, 1998, for
  the Year Ended January 31, 1999, for the Nine Months Ended
  October 31, 1998 (Unaudited) and for the Nine Months Ended
  October 31, 1999..........................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SkillSoft Corporation:

     We have audited the accompanying consolidated balance sheets of SkillSoft Corporation (a Delaware corporation) as of January 31, 1998 and 1999 and as of October 31, 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the period from incorporation (October 15, 1997) to January 31, 1998, for the year ended January 31, 1999 and for the Nine Months Ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SkillSoft Corporation as of January 31, 1998 and 1999 and as of October 31, 1999, and the results of its operations and its cash flows for the period from incorporation (October 15, 1997) to January 31, 1998, for the year ended January 31, 1999 and for the Nine Months Ended October 31, 1999 in conformity with generally accepted accounting principles.

                                            /s/ Arthur Andersen LLP

Boston, Massachusetts
December 16, 1999 (except with respect
to the matter discussed in Note 6(b)
as to which the
date is December 28, 1999)

                             SKILLSOFT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                 JANUARY 31,               OCTOBER 31, 1999
                                                           ------------------------   ---------------------------
                                                                                                      PRO FORMA
                                                              1998         1999          ACTUAL      (NOTE 2(C))
                                                           ----------   -----------   ------------   ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $2,650,637   $   623,322   $    527,891   $    527,891
  Short-term investments.................................   4,371,333     3,341,702             --             --
  Accounts receivable, less reserves of $25,000 at
    October 31, 1999.....................................          --            --      1,319,531      1,319,531
  Prepaid expenses and other current assets..............          --       116,144        977,093        977,093
                                                           ----------   -----------   ------------   ------------
         Total current assets............................   7,021,970     4,081,168      2,824,515      2,824,515
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment.....................................          --       357,719        488,514        488,514
  Furniture and fixtures.................................          --       173,456        256,302        256,302
  Leasehold improvements.................................          --        23,944         52,448         52,448
                                                           ----------   -----------   ------------   ------------
                                                                   --       555,119        797,264        797,264
  Less -- Accumulated depreciation and amortization......          --        85,726        236,939        236,939
                                                           ----------   -----------   ------------   ------------
                                                                   --       469,393        560,325        560,325
                                                           ----------   -----------   ------------   ------------
                                                           $7,021,970   $ 4,550,561   $  3,384,840   $  3,384,840
                                                           ==========   ===========   ============   ============
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of Credit.........................................          --            --        501,445        501,445
  Accounts payable.......................................  $   78,537   $   210,741   $    352,907   $    352,907
  Accrued expenses.......................................     624,592     1,144,703      1,825,818      1,825,818
  Deferred revenue.......................................          --            --        626,035        626,035
                                                           ----------   -----------   ------------   ------------
         Total current liabilities.......................     703,129     1,355,444      3,306,205      3,306,205
                                                           ----------   -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $.001 par
    value --
    Authorized, issued and outstanding -- 4,000,000
      shares at January 31, 1998 and 1999 and October 31,
      1999, no shares pro forma (liquidation preference
      of $7,596,822 at January 31, 1999).................   6,957,774     6,957,774      6,957,774             --
  Series B convertible preferred stock, $.001 par
    value --
    Authorized -- 4,761,905 shares
    Issued and outstanding -- 2,380,953 and 4,761,905
      shares at January 31, 1999 and October 31, 1999,
      respectively, no shares pro forma (liquidation
      preference of $5,153,426 at January 31, 1999)......          --     4,993,767      9,993,661             --
  Series C convertible preferred stock, $.001 par
    value --
    Authorized -- 3,174,603 shares
    Issued and outstanding -- 1,195,238 shares at October
      31, 1999, no shares pro forma......................          --            --      3,758,821             --
  Class A common stock, $.001 par value --
    Authorized -- 26,000,000 shares
    Issued and outstanding -- 1,340,000, 2,464,000 and
      2,836,545 shares at January 31, 1998 and 1999 and
      October 31, 1999, respectively, no shares pro
      forma..............................................       1,340         2,464          2,837             --
  Common stock, $.001 par value --
    Issued and outstanding -- no shares at January 31,
      1998 and 1999 and October 31, 1999, 9,474,640
      shares pro forma (see Note 2(d))...................          --            --             --          9,475
  Additional paid-in capital.............................     350,410       644,336      7,481,812     28,185,430
  Deferred compensation..................................          --            --     (2,686,768)    (2,686,768)
  Notes receivable from stockholders.....................    (166,250)     (306,250)      (339,063)      (339,063)
  Accumulated deficit....................................    (824,433)   (9,096,974)   (25,095,175)   (25,095,175)
  Cumulative translation adjustment......................          --            --          4,736          4,736
                                                           ----------   -----------   ------------   ------------
         Total stockholders' equity......................   6,318,841     3,195,117         78,635         78,635
                                                           ----------   -----------   ------------   ------------
                                                           $7,021,970   $ 4,550,561   $  3,384,840   $  3,384,840
                                                           ==========   ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             SKILLSOFT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          PERIOD FROM
                                         INCORPORATION
                                          (OCTOBER 15,                         NINE MONTHS ENDED
                                            1997) TO        YEAR ENDED            OCTOBER 31,
                                          JANUARY 31,      JANUARY 31,     --------------------------
                                              1998             1999           1998           1999
                                         --------------    ------------    -----------   ------------
                                                                           (UNAUDITED)
REVENUE..............................      $      --       $        --     $        --   $  2,371,202
COST OF REVENUE......................             --                --              --        497,684
                                           ---------       -----------     -----------   ------------
       Gross profit..................             --                --              --      1,873,518
                                           ---------       -----------     -----------   ------------
OPERATING EXPENSES:
  Research and development...........        177,836         4,117,187       2,379,531      5,884,318
  Selling and marketing..............             --         1,671,225         708,404      5,169,223
  General and administrative.........        649,404         2,820,646       1,889,520      3,009,762
  Amortization of deferred
     compensation....................             --                --              --        189,288
                                           ---------       -----------     -----------   ------------
          Total operating expenses...        827,240         8,609,058       4,977,455     14,252,591
INTEREST INCOME......................          2,807           336,517         271,172        147,317
INTEREST EXPENSE.....................             --                --              --          1,445
                                           ---------       -----------     -----------   ------------
       Net loss......................       (824,433)       (8,272,541)     (4,706,283)   (12,233,201)
Preferred Stock dividend.............             --                --              --      3,765,000
                                           ---------       -----------     -----------   ------------
Adjusted net loss attributable to
  Common Shareholders................      $(824,433)      $(8,272,541)    $(4,706,283)  $(15,998,201)
                                           =========       ===========     ===========   ============
NET LOSS PER SHARE (Note 2(f)):
  Basic and diluted..................      $   (1.28)      $     (5.64)    $     (3.33)  $      (8.72)
  Basic and diluted weighted average
     common shares outstanding.......        645,185         1,466,085       1,413,962      1,834,841
                                           =========       ===========     ===========   ============
PRO FORMA NET LOSS PER SHARE (Note
  2(f)):
  Pro forma basic and diluted........                      $     (1.70)                  $      (2.04)
                                                           ===========                   ============
  Pro forma basic and diluted
     weighted average common shares
     outstanding.....................                        4,872,043                      7,837,015
                                                           ===========                   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             SKILLSOFT CORPORATION
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                                                               CONVERTIBLE PREFERRED STOCK
                                      ------------------------------------------------------------------------------    CLASS A
                                              SERIES A                   SERIES B                   SERIES C           COMMON STOCK
                                      ------------------------   ------------------------   ------------------------   ----------
                                      NUMBER OF     CARRYING     NUMBER OF     CARRYING     NUMBER OF     CARRYING     NUMBER OF
                                        SHARES        VALUE        SHARES        VALUE        SHARES        VALUE        SHARES
                                      ---------     --------     ---------     --------     ---------     --------     ---------
INCORPORATION (OCTOBER 15, 1997)....         --    $        --          --    $        --          --    $        --          --
Initial capitalization..............         --             --          --             --          --             --   1,340,000
 Issuance of Series A convertible
   preferred stock, net of issuance
   costs of $42,226.................  4,000,000      6,957,774          --             --          --             --          --
 Net loss...........................         --             --          --             --          --             --          --
                                      ----------   -----------   ----------   -----------   ----------   -----------   ----------
Comprehensive net loss for the
 period from Incorporation to
 January 31, 1998...................
BALANCE, JANUARY 31, 1998...........  4,000,000      6,957,774          --             --          --             --   1,340,000
 Issuance of Class A restricted
   common stock.....................         --             --          --             --          --             --   1,124,000
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $6,234..................         --             --   2,380,953      4,993,767          --             --          --
 Net loss...........................         --             --          --             --          --             --          --
                                      ----------   -----------   ----------   -----------   ----------   -----------   ----------
Comprehensive net loss for the year
 ended January 31, 1999.............
BALANCE, JANUARY 31, 1999...........  4,000,000      6,957,774   2,380,953      4,993,767          --             --   2,464,000
 Issuance of Class A restricted
   common stock.....................         --             --          --             --          --             --     340,000
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $106....................         --             --   2,380,952      4,999,894          --             --          --
 Issuance of Series C convertible
   preferred stock, net of issuance
   costs of $6,179..................         --             --          --             --   1,195,238      3,758,821          --
 Deferred compensation related to
   grants of stock options and
   issuances of Class A restricted
   common stock.....................         --             --          --             --          --             --          --
 Amortization of deferred
   compensation.....................         --             --          --             --          --             --          --
 Exercise of stock options .........         --             --          --             --          --             --      32,545
 Translation adjustment.............         --             --          --             --          --             --          --
 Net loss...........................         --             --          --             --          --             --          --
                                      ----------   -----------   ----------   -----------   ----------   -----------   ----------
Comprehensive net loss for the nine
 months ended October 31, 1999......
BALANCE, OCTOBER 31, 1999...........  4,000,000      6,957,774   4,761,905      9,993,661   1,195,238      3,758,821   2,836,545
 Conversion of Class A common stock
   into common stock (unaudited)....         --             --          --             --          --             --   (2,836,545)
 Conversion of convertible preferred
   stock into common stock
   (unaudited)......................  (4,000,000)   (6,957,774)  (4,761,905)   (9,993,661)  (1,195,238)   (3,758,821)         --
                                      ----------   -----------   ----------   -----------   ----------   -----------   ----------
 PRO FORMA BALANCE, OCTOBER 31, 1999
   (UNAUDITED)......................         --    $        --          --    $        --          --    $        --          --
                                      ==========   ===========   ==========   ===========   ==========   ===========   ==========


                                          CLASS A
                                        COMMON STOCK                                                           NOTES
                                        -----------   ----------------------   ADDITIONAL                    RECEIVABLE
                                          $.001 PAR   NUMBER OF    $.001 PAR     PAID-IN       DEFERRED         FROM
                                            VALUE       SHARES       VALUE       CAPITAL     COMPENSATION   STOCKHOLDERS
                                          ---------   ---------    ---------   ----------    ------------   ------------
INCORPORATION (OCTOBER 15, 1997)....       $    --           --     $   --     $        --   $        --     $      --
Initial capitalization..............         1,340           --         --         350,410            --      (166,250)
 Issuance of Series A convertible
   preferred stock, net of issuance
   costs of $42,226.................            --           --         --              --            --            --
 Net loss...........................            --           --         --              --            --            --
                                           -------    ----------    ------     -----------   -----------     ---------
Comprehensive net loss for the
 period from Incorporation to
 January 31, 1998...................
BALANCE, JANUARY 31, 1998...........         1,340           --         --         350,410            --      (166,250)
 Issuance of Class A restricted
   common stock.....................         1,124           --         --         293,926            --      (140,000)
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $6,234..................            --           --         --              --            --            --
 Net loss...........................            --           --         --              --            --            --
                                           -------    ----------    ------     -----------   -----------     ---------
Comprehensive net loss for the year
 ended January 31, 1999.............
BALANCE, JANUARY 31, 1999...........         2,464           --         --         644,336            --      (306,250)
 Issuance of Class A restricted
   common stock.....................           340           --         --         187,910            --       (32,813)
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $106....................            --           --         --              --            --            --
 Issuance of Series C convertible
   preferred stock, net of issuance
   costs of $6,179..................            --           --         --       3,765,000            --            --
 Deferred compensation related to
   grants of stock options and
   issuances of Class A restricted
   common stock.....................            --           --         --       2,876,056    (2,876,056)           --
 Amortization of deferred
   compensation.....................            --           --         --              --       189,288            --
 Exercise of stock options .........            33           --         --           8,510            --            --
 Translation adjustment.............            --           --         --              --            --            --
 Net loss...........................            --           --         --              --            --            --
                                           -------    ----------    ------     -----------   -----------     ---------
Comprehensive net loss for the nine
 months ended October 31, 1999......
BALANCE, OCTOBER 31, 1999...........         2,837           --         --       7,481,812    (2,686,768)     (339,063)
 Conversion of Class A common stock
   into common stock (unaudited)....        (2,837)   2,836,545      2,837              --            --            --
 Conversion of convertible preferred
   stock into common stock
   (unaudited)......................            --    6,638,095      6,638      20,703,618            --            --
                                           -------    ----------    ------     -----------   -----------     ---------
 PRO FORMA BALANCE, OCTOBER 31, 1999
   (UNAUDITED)......................       $    --    9,474,640     $9,475     $28,185,430   $(2,686,768)    $(339,063)
                                           =======    ==========    ======     ===========   ===========     =========


                                                     CUMULATIVE        TOTAL
                                      ACCUMULATED    TRANSLATION   STOCKHOLDERS'   COMPREHENSIVE
                                        DEFICIT      ADJUSTMENT       EQUITY           LOSS
                                      -----------    -----------   -------------   -------------
INCORPORATION (OCTOBER 15, 1997)....  $        --      $   --       $        --
Initial capitalization..............           --          --           185,500
 Issuance of Series A convertible
   preferred stock, net of issuance
   costs of $42,226.................           --          --         6,957,774
 Net loss...........................     (824,433)         --          (824,433)       (824,433)
                                      ------------     ------       -----------    ------------
Comprehensive net loss for the
 period from Incorporation to
 January 31, 1998...................                                               $   (824,433)
BALANCE, JANUARY 31, 1998...........     (824,433)         --         6,318,841
 Issuance of Class A restricted
   common stock.....................           --          --           155,050
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $6,234..................           --          --         4,993,767
 Net loss...........................   (8,272,541)         --        (8,272,541)     (8,272,541)
                                      ------------     ------       -----------    ------------
Comprehensive net loss for the year
 ended January 31, 1999.............                                               $ (8,272,541)
BALANCE, JANUARY 31, 1999...........   (9,096,974)         --         3,195,117
 Issuance of Class A restricted
   common stock.....................           --          --           155,437
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $106....................           --          --         4,999,894
 Issuance of Series C convertible
   preferred stock, net of issuance
   costs of $6,179..................   (3,765,000)         --         3,758,821
 Deferred compensation related to
   grants of stock options and
   issuances of Class A restricted
   common stock.....................           --          --                --
 Amortization of deferred
   compensation.....................           --          --           189,288
 Exercise of stock options .........           --          --             8,543
 Translation adjustment.............           --       4,736             4,736           4,736
 Net loss...........................  (12,233,201)         --       (12,233,201)    (12,233,201)
                                      ------------     ------       -----------    ------------
Comprehensive net loss for the nine
 months ended October 31, 1999......                                               $(12,228,465)
BALANCE, OCTOBER 31, 1999...........  (25,095,175)      4,736            78,635
 Conversion of Class A common stock
   into common stock (unaudited)....           --          --                --
 Conversion of convertible preferred
   stock into common stock
   (unaudited)......................           --          --                --
                                      ------------     ------       -----------
 PRO FORMA BALANCE, OCTOBER 31, 1999
   (UNAUDITED)......................  $(25,095,175)    $4,736       $    78,635
                                      ============     ======       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             SKILLSOFT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                PERIOD FROM
                                               INCORPORATION
                                               (OCTOBER 15,
                                                 1997) TO      YEAR ENDED    NINE MONTHS ENDED OCTOBER 31,
                                                JANUARY 31,    JANUARY 31,   -----------------------------
                                                   1998           1999           1998            1999
                                               -------------   -----------   ------------    -------------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................   $  (824,433)   $(8,272,541)  $(4,706,283)    $(12,233,201)
  Adjustments to reconcile net loss to net
    cash used in operating activities --
    Amortization of deferred compensation....            --             --            --          189,288
    Depreciation and amortization............            --         85,726        58,500          151,213
    Provision for bad debts..................            --             --            --           25,000
    Changes in current assets and
       liabilities --
       Accounts receivable...................            --             --            --       (1,344,764)
       Prepaid expenses and other current
         assets..............................            --       (116,144)     (250,230)        (861,645)
       Accounts payable......................        78,537        132,204       335,838          142,485
       Accrued expenses......................       624,592        520,111       155,816          681,669
       Deferred revenue......................            --             --            --          627,347
                                                -----------    -----------   -----------     ------------
         Net cash used in operating
            activities.......................      (121,304)    (7,650,644)   (4,406,359)     (12,622,608)
                                                -----------    -----------   -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........            --       (555,119)     (441,285)        (242,555)
  Purchases of short-term investments........    (4,371,333)    (3,341,702)   (6,075,183)      (9,868,310)
  Maturity of short-term investments.........            --      4,371,333     3,398,531       13,210,012
                                                -----------    -----------   -----------     ------------
         Net cash (used in) provided by
            investing activities.............    (4,371,333)       474,512    (3,117,937)       3,099,147
                                                -----------    -----------   -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Series A convertible preferred
    stock, net of issuance costs.............     6,957,774             --            --               --
  Issuance of Series B convertible preferred
    stock, net of issuance costs.............            --      4,993,767     4,993,767        4,999,894
  Issuance of Series C convertible preferred
    stock, net of issuance costs.............            --             --            --        3,758,821
  Issuance of Class A common stock...........       185,500             --            --               --
  Issuance of Class A restricted common
    stock....................................            --        155,050       155,050          155,437
  Exercise of stock options..................            --             --            --            8,543
  Proceeds from Line of Credit...............            --             --            --          501,445
                                                -----------    -----------   -----------     ------------
         Net cash provided by financing
            activities.......................     7,143,274      5,148,817     5,148,817        9,424,140
                                                -----------    -----------   -----------     ------------
  Effect of exchange rate changes on cash....            --             --            --            3,890
                                                -----------    -----------   -----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................     2,650,637     (2,027,315)   (2,375,479)         (95,431)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................            --      2,650,637     2,650,637          623,322
                                                -----------    -----------   -----------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....   $ 2,650,637    $   623,322   $   275,158     $    527,891
                                                ===========    ===========   ===========     ============
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
  TRANSACTIONS:
  Issuance of Class A restricted common stock
    for notes receivable from stockholders...   $   166,250    $   140,000   $   140,000     $     32,813
                                                ===========    ===========   ===========     ============
  Preferred stock dividend due to beneficial
    conversion feature of Series C
    convertible preferred stock..............            --             --            --     $  3,765,000
                                                ===========    ===========   ===========     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS

     SkillSoft Corporation (the Company) was incorporated in Delaware on October 15, 1997. The Company commenced operations on January 8, 1998 in conjunction with its initial round of financing. The Company is a provider of web-based training resources that cover a variety of professional effectiveness and business topics.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

  (b) Management's Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Interim Financial Statements

     The accompanying consolidated statements of operations and cash flows for the nine months ended October 31, 1998 are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although management believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the nine months ended October 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.

  (d) Unaudited Pro Forma Presentation

     Upon the closing of the Company's proposed initial public offering, the Company will have a single class of common stock. All shares of Class A and Class B common stock issued and outstanding will be converted into a new single class of common stock in connection with this offering.

     The unaudited pro forma balance sheet as of October 31, 1999 and the pro forma net loss per share for the nine months ended October 31, 1999 reflect the automatic conversion of all outstanding shares of Series A, Series B and Series C convertible preferred stock into 6,638,095 shares of common stock, which will occur upon the closing of the Company's proposed initial public offering.

  (e) Revenue Recognition

     The Company follows the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

SOP 98-4. The Company derives revenue primarily pursuant to license agreements under which customers license usage of delivered products for a period of one, two or three years. On each anniversary date during the term of multi-year license agreements, customers are generally allowed to exchange any or all of the licensed products for an equivalent number of alternative products within the Company's course library. The first year license fee is generally billed in advance and recognized as revenue at the time of delivery of the products, provided the Company's fees are fixed or determinable and collections of accounts receivable are probable. In the event that the customer does not initially specify the entire set of licensed courses to be delivered or if some licensed courses are not immediately available for delivery, the portion of the license revenue associated with those undelivered courses is not recognized until those courses are delivered. Subsequent annual license fees for multi-year agreements will be generally billed and revenue will be recognized on each anniversary date or, if the customer exchanges courses at the renewal date, upon delivery of the exchanged courses, provided the Company's fees are fixed or determinable and collections of accounts receivable are probable. Revenue from agreements providing for licenses of all courses currently available and to be developed during a specified period is recognized ratably over the license term. The Company also derives service revenue from installation and technical support, extranet hosting and online mentoring services, which is recognized as revenue as the service is performed. For the nine months ended October 31, 1999, the Company recognized approximately $52,000 of service revenue. The Company may offer payment terms generally up to six months from the initial shipment date or anniversary date for multi-year agreements to some of its customers. The cost of satisfying any Post Contract Support (PCS) is accrued and included in deferred revenue at the time revenue is recognized, as PCS fees are included in the annual license fee. The estimated cost of providing PCS during the agreements is insignificant and the Company does not offer it separately. Unspecified upgrades or enhancements offered have been and are expected to be minimal and infrequent. For multi-element agreements, vendor specific objective evidence exists to allocate the total fee to the undelivered elements of the agreement. Deferred revenue represents the undelivered portion of first year license fees and PCS for which the Company has received payment.

  (f) Net Loss Per Share

     Basic and diluted net loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same, as outstanding unvested shares of Class A Restricted common stock, common stock options and convertible preferred stock are antidilutive, because the Company has recorded a net loss for all periods presented. Unvested shares of Class A Restricted common stock and common stock options totaling 0, 661,303, 521,612 and 1,388,638 weighted average common shares have been excluded from the computation of diluted weighted average shares outstanding for the period from incorporation (October 15, 1997) to January 31, 1998, for the year ended January 31, 1999 and for the nine months ended October 31, 1998 and 1999, respectively. Shares of common stock issuable upon the conversion of outstanding convertible preferred stock have also been excluded for all periods presented. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 98, Earnings Per Share in an Initial Public Offering, there were no issuances of the Company's common stock at nominal consideration prior to the Company's planned initial public offering.

     The calculation of pro forma net loss per common share assumes that all Series A and Series B convertible preferred stock had been converted to common stock as of the issuance date.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

  (g) Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At January 31, 1998 and 1999 and October 31, 1999, cash equivalents consisted mainly of money market funds. The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates market value, and are classified as held-to-maturity. At January 31, 1998 and 1999, the Company's investments consisted of held-to-maturity securities that are investments in high grade commercial paper instruments, short-term notes and U.S. Treasury bills. All of these investments are classified as current assets in the accompanying consolidated balance sheets as they mature within one year.

  (h) Prepaid Expenses and Other Current Assets

     As of October 31, 1999, prepaid expenses and other current assets consisted primarily of approximately $680,000 of prepaid commissions paid to the Company's salespeople. This asset will be charged to expense as the related revenue is recognized and the commissions are earned during the fiscal year.

  (i) Depreciation and Amortization

     The Company provides for depreciation and amortization by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives, on a straight-line basis, as follows:

                                                             ESTIMATED
                                                           USEFUL LIVES
                                                           -------------
Computer equipment.......................................    2-3 years
Furniture and fixtures...................................     5 years
Leasehold improvements...................................  Life of lease

  (j) Software Development Costs and Research and Development Expenses

     SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. Once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level has not been and is not expected to be significant. As a result, the Company has not capitalized software development costs as of January 31, 1998 and 1999 and October 31, 1999.

     The Company charges all research and development expenses, which include course content development fees, to operations as incurred.

  (k) Comprehensive Loss

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions, other events and circumstances from nonowner sources. Comprehensive loss is disclosed in the accompanying consolidated statements of stockholders' equity and comprehensive loss.

  (l) Fair Value of Financial Instruments

     Financial instruments consist mainly of cash and cash equivalents, short-term investments accounts receivable and accounts payable. The carrying amounts of these instruments approximate their fair value.

  (m) Concentrations of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is concentrated domestically, because for the nine months ended October 31, 1999 all revenue was derived from domestic customers. For the nine months ended and at October 31, 1999, the Company had a customer that individually comprised 29% and 42% of the Company's total revenue and accounts receivable, respectively. In addition, another customer individually comprised 13% of the Company's total accounts receivable at October 31, 1999.

  (n) Disclosures About Segments of an Enterprise

     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended January 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision makers, as defined under SFAS No. 131, are the Chief Executive Officer and the Chief Financial Officer. To date, the Company has viewed its operations and manages its business as principally one operating segment. As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

  (o) Long-Lived Assets

     The Company follows the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with the carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets. The Company believes that the carrying value of these assets is realizable and to date has not recorded any impairment charges.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

  (p) Recent Accounting Pronouncements

     In March 1998, the AICPA issued SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires certain computer software costs associated with internal-use software to be expensed as incurred until certain capitalization criteria are met. The Company adopted SOP No. 98-1 beginning February 1, 1999. Adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-up Activities, which requires that all nongovernmental entities expense the costs of start-up activities, including organizational costs, as those costs are incurred. The Company has recorded all such costs as expenses in the period incurred.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for periods beginning after June 15, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.

(3) NOTES RECEIVABLE FROM STOCKHOLDERS

     In December 1997, the Company issued 633,333 shares of Class A common stock to a founder of the Company in exchange for a note receivable equal to the fair market value of the shares. The note receivable accrues interest at a rate of 6.2% per annum and the principal and all outstanding interest are due upon the maturity of the note in December 2002. The balance on this note receivable is $166,250 at January 31, 1998 and 1999 and October 31, 1999, and is included as a reduction of stockholders' equity in the accompanying balance sheets and statements of stockholders' equity.

     During the fiscal year ended January 31, 1999, the Company issued a total of 533,333 shares of Class A restricted common stock to three founders of the Company in exchange for notes receivable equal to the fair market value of the shares. The shares vest ratably on a monthly basis over three years (see Note 6(b)). The notes receivable accrue interest at a rate of 5.77% per annum and the principal and all outstanding interest are due upon the maturity of the notes in June 2003. The total balance of these notes receivable is $140,000 at January 31, 1999 and October 31, 1999 and is included as a reduction of stockholders' equity in the accompanying balance sheets and statements of stockholders' equity.

     During February 1999, the Company issued a total of 125,000 shares of Class A restricted common stock to several officers of the Company in exchange for notes receivable equal to the fair market value of the shares. The shares vest ratably on a monthly basis over three years (see Note 6(b)). The notes receivable accrue interest at a rate of 4.83% per annum and the principal and all outstanding interest are due upon the maturity of the notes in March 2004. The total balance of these notes receivable is $32,813 at October 31, 1999 and is included as a reduction of stockholders' equity in the accompanying balance sheets and statements of stockholders' equity.

     See Note 6(b) for the restrictions on the Class A Restricted Common Stock.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

(4) INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

     No provision for federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. As of January 31, 1998 and 1999, the Company had net operating loss carryforwards of approximately $164,000 and $3,741,000, respectively, available to reduce future income taxes, if any. The Company also has available federal tax credit carryforwards of approximately $120,000. If not utilized, these carryforwards expire at various dates through the fiscal year ended January 31, 2019. If substantial changes in the Company's ownership should occur, as defined by
Section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards which can be realized in future periods. The Company has completed several financings since its inception and has incurred ownership changes as defined under the Code. The Company does not believe that these changes in ownership will have a material impact on its ability to use its net operating loss and tax credit carryforwards.

     Net deferred tax assets consist of the following:

                                                        JANUARY 31,
                                                  -----------------------
                                                    1998         1999
                                                  ---------   -----------
Net operating loss carryforwards................  $  56,000   $ 1,272,000
Nondeductible expenses and reserves.............    262,000     2,072,000
Tax credits.....................................         --       120,000
                                                  ---------   -----------
                                                    318,000     3,464,000
Less--Valuation allowance.......................   (318,000)   (3,464,000)
                                                  ---------   -----------
                                                  $      --   $        --
                                                  =========   ===========

     Due to the Company's history of operating losses, there is significant uncertainty surrounding the Company's ability to utilize its net operating loss and tax credit carryforwards. Accordingly, the Company has provided a full valuation allowance against its otherwise recognizable deferred tax assets as of January 31, 1998 and 1999.

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                         JANUARY 31,
                                                        --------------
                                                        1998     1999
                                                        -----    -----
Income tax provision at federal statutory rate........  (34.0)%  (34.0)%
Increase (decrease) in tax resulting from --
  State tax provision, net of federal benefit.........   (4.6)    (4.6)
  Increase in valuation allowance.....................   38.6     38.6
                                                        -----    -----
Effective tax rate....................................     --%      --%
                                                        =====    =====

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES

  (a) Line-of-Credit with a Financial Institution

     In June 1999, the Company entered into a working capital credit facility agreement with a financial institution, which expires on June 30, 2000 and is automatically renewable for additional one-year terms. Under the working capital line-of-credit, the Company may borrow up to the lesser of $5,000,000 or the sum of 80% of eligible accounts receivable, as defined, and $1,000,000. Borrowings bear interest at the LIBOR rate (6.25% at October 31, 1999) plus 4.875%. The working capital line-of-credit is collateralized by substantially all assets of the Company. The agreement contains certain covenants, with which, as of October 31, 1999, the Company was in full compliance. As of October 31, 1999, there was $501,445 outstanding under the working capital line-of-credit and approximately $2,525,663 was available for borrowing.

     Subsequent to October 31, 1999, the Company amended the agreement to increase its line-of-credit to $12,000,000. In conjunction with this amendment, the Company granted warrants to purchase 60,606 shares of Class A common stock at an exercise price of $8.25 per share.

  (b) Leases

     The Company leases its facility and certain equipment and furniture under operating lease agreements that expire at various dates through October 2001. Included in the accompanying statements of operations is rent expense for the leased facility and equipment of approximately $0, $55,000, $54,000 and $89,000 for the period from incorporation (October 15, 1997) to January 31, 1998, for the year ended January 31, 1999 and for the nine months ended October 31, 1998 and 1999, respectively.

     Future minimum lease payments under the operating lease agreements are approximately as follows:

               FISCAL YEAR
               -----------
2000.....................................  $328,000
2001.....................................   393,000
2002.....................................    55,000
                                           --------
                                           $776,000
                                           ========

  (c) Litigation

     In May 1998, the former employer of three of the Company's executive officers and one key employee filed a lawsuit against the Company, the three executive officers and the key employee. The former employer claims in substance that the Company's President and Chief Executive Officer breached his fiduciary obligations to his former employer by misappropriating alleged trade secrets, commencing a rival concern and interfering with employment relationships by soliciting other employees to join the Company while employed by their former employer; that the Company's Vice President, Worldwide Sales and Marketing breached his fiduciary obligations to his former employer by assisting the Company's President and Chief Executive Officer in these activities; that the other individuals allegedly misappropriated alleged trade secrets; and that the Company misappropriated alleged trade secrets and allegedly interfered with employment relationships. The claims seek injunctive relief and compensatory damages of $400,000,000, exemplary damages in the additional

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

amount of $400,000,000 and punitive damages in excess of $10,000,000. Management denies all allegations and believes that it has meritorious defenses to all claims and intends to vigorously defend its positions. It is not possible to predict the outcome of this litigation. Regardless of the outcome, this litigation will continue to result in significant expenses and may divert the efforts and attention of the Company's management from normal business operations and may have a material adverse impact on the Company's business, financial condition or results of operations. In connection with the defense of this lawsuit, the Company has recorded as expense legal fees of $416,717, $0 and $1,421,831 for the fiscal year ended January 31, 1999 and the nine months ended October 31, 1998 and 1999, respectively, which is included in general and administrative expenses in the accompanying statements of operations.

(6) STOCKHOLDERS' EQUITY

  (a) Convertible Preferred Stock

     The Company has authorized the issuance of 13,000,000 shares of convertible preferred stock (the Preferred Stock), $.001 par value, of which 4,000,000, 4,761,905, and 3,174,603 shares have been designated as Series A, Series B and Series C Preferred Stock, respectively. At July 31, 1999, 1,063,492 shares of preferred stock are undesignated for a particular series.

     In January 1998, the Company issued 4,000,000 shares of Series A convertible preferred stock for gross proceeds of approximately $7,000,000. In August 1998, the Company issued 2,380,953 shares of Series B convertible preferred stock for gross proceeds of approximately $5,000,000. In February 1999, the Company issued the remaining 2,380,952 shares of Series B convertible preferred stock for gross proceeds of approximately $5,000,000. In August 1999, the Company issued 1,195,238 shares of Series C convertible preferred stock for gross proceeds of approximately $3,765,000, and an amount of $3,765,000 was allocated to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios" and was fully amortized through accumulated deficit on the date of issuance.

     The rights, preferences and privileges of the Preferred Stock are as follows:

     VOTING RIGHTS

          Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class A common stock into which the shares of Series A, B and C Preferred Stock are then convertible.

     DIVIDENDS

          The holders of the Series A, B and C Preferred Stock shall be entitled to receive dividends of $0.14, $0.168 and $0.252 per share per annum, respectively, payable when and if declared by the Board of Directors of the Company. There were no dividends declared payable by the Board of Directors during the fiscal years ended January 31, 1998 and 1999 or the nine months ended October 31, 1999.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

     LIQUIDATION PREFERENCE

          In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, the holders of the Company's Preferred Stock then outstanding are entitled to be paid out of the assets of the Company before any payment is made to common stockholders. The Series A, B and C preferred stockholders are entitled to be paid at a rate of $1.75, $2.10 and $3.15 per share, respectively, plus any declared but unpaid dividends. In addition, the preferred stockholders are entitled to a liquidation dividend of an amount equal to 8% of the original issuance price for each year that the shares have been outstanding.

          After payment of all preferential amounts required to be paid to holders of the Preferred Stock as set forth above, upon the involuntary liquidation, winding up or dissolution of the Company, the remaining assets and funds of the Company will be distributed solely to the holders of the common stock.

     CONVERSION

          Each share of Series A, B and C Preferred Stock is convertible, at the option of the holder, at any time into .67 shares of common stock, subject to adjustment based on certain defined events.

          Shares of Preferred Stock will convert into Class A common stock, provided that the conversion shall not cause the holder to possess greater than 49.9% of the total Class A common stock then outstanding and any additional shares shall convert to Class B common stock.

          In connection with the sale of shares of common stock in a public offering, resulting in at least $20,000,000 of net proceeds to the Company and a $9.45 per share price to the public, all outstanding shares of Preferred Stock shall automatically be converted into shares of common stock.

  (b) Common Stock

     The Company has authorized the issuance of up to 33,000,000 shares of common stock, $.001 par value, of which 26,000,000 and 7,000,000 shares have been designated as Class A and Class B, respectively. The voting, dividend and liquidation rights of the holders of the common stock are subject to, and qualified by, the rights of the holders of the Preferred Stock. The Company has reserved 3,126,667 shares of common stock to be issued as either restricted stock awards or stock options under the 1998 Stock Incentive Plan discussed in
Note 6(c). An additional 2,666,667, 3,174,603 and 2,116,402 shares of common stock have been reserved for issuance upon the conversion of the Series A, B and C Preferred Stock, respectively.

     The holders of the Class A common stock shall be entitled to vote on all corporate matters, and the holders of the Class B common stock shall not be entitled to vote for any such matters except changes and amendments to the Class B shareholder rights and preferences.

     In connection with the Company's proposed initial public offering, all issued and outstanding shares of Class A and Class B common stock will be converted to a new single class of common stock.

     The Company issued 1,340,000 shares of Class A common stock, which were not part of the 1998 Stock Incentive Plan, to a founder of the Company and to several private investors in

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

December 1997. Of these shares, 633,333 were issued to a founder of the Company in exchange for a full recourse note receivable (see Note 3).

     During the fiscal year ended January 31, 1999, the Company issued an additional 1,124,000 shares of Class A restricted common stock pursuant to the 1998 Stock Incentive Plan. Of these shares, 533,333 were issued to three founders of the Company in exchange for full recourse notes receivable (see Note
3). These shares all vest ratably on a monthly basis over a three-year period; unvested shares are subject to the right of repurchase by the Company at the original sales price of the shares. In addition, these shares are subject to a restriction on transfer of ownership, and the Company holds a right of first refusal option upon the sale of the shares.

     During the nine months ended October 31, 1999, the Company issued an additional 340,000 shares of Class A restricted common stock pursuant to the 1998 Stock Incentive Plan. Of these shares, 125,000 were issued to several officers of the Company in exchange for full recourse notes receivable (see Note
3). These shares all vest over a three-year period; unvested shares are subject to the right of repurchase by the Company at the original sales price of the shares.

     As of October 31, 1999, a total of 793,871 shares of Class A restricted common stock are subject to the right of repurchase by the Company.

     In December 1999, the Company effected a two-for-three reverse stock split of common stock outstanding. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split.

  (c) Stock Option Plan

     In February 1998, the Company adopted the 1998 Stock Incentive Plan (the
Plan), pursuant to which up to 3,126,667 shares of common stock may be issued over a 10-year period. Under the Plan, the Company may grant both incentive stock options and nonqualified stock options, as well as award or sell shares of common stock to employees, directors or outside consultants of the Company. All option grants, prices and vesting periods are determined by the Board of Directors. Incentive stock options may be granted at a price not less than 100% of the fair market value of the common stock on the date of grant and not less than 110% of the fair market value for a stockholder holding more than 10% of the Company's voting common stock.

     All stock option activity under the Plan for the fiscal years ended January 31, 1998 and 1999 and for the nine months ended October 31, 1999 is as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                          EXERCISE          EXERCISE
                                           OPTIONS         PRICE             PRICE
                                           --------    --------------    --------------
Granted..................................   290,167     $       .263         $.263
                                           --------     ------------         -----
Outstanding, January 31, 1999............   290,167             .263          .263
  Granted................................   473,166       .263-10.50          1.52
  Exercised..............................   (32,545)            .263          .263
  Canceled...............................   (36,500)       .263-1.50           .31
                                           --------     ------------         -----
Outstanding, October 31, 1999............   694,288     $ .263-10.50         $1.11
                                           ========     ============         =====
Exercisable, January 31, 1999............        --     $         --         $  --
                                           ========     ============         =====
Exercisable, October 31, 1999............    19,399     $       .263         $.263
                                           ========     ============         =====

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

     During November 1999, the Company granted options for the purchase of 23,667 shares of common stock at an exercise price of $10.50 per share.

     The following table summarizes certain information relating to the outstanding and exercisable options as of October 31, 1999:

                    OUTSTANDING
----------------------------------------------------
                         WEIGHTED                             EXERCISABLE
                         AVERAGE                       --------------------------
 RANGE                  REMAINING        WEIGHTED                     WEIGHTED
   OF                  CONTRACTUAL       AVERAGE        NUMBER        AVERAGE
EXERCISE   NUMBER OF       LIFE          EXERCISE         OF          EXERCISE
 PRICES     SHARES       (YEARS)          PRICE         SHARES         PRICE
--------   ---------   ------------   --------------   ---------   --------------
 $ .263      420,621        9.1           $ .263        19,399         $.263
   1.50      245,667        9.8             1.50            --            --
  10.50       28,000       10.0            10.50            --            --
           ---------                                    ------
             694,288                                    19,399
           =========                                    ======

     In connection with certain issuances of Class A restricted common stock and stock option grants during the nine months ended October 31, 1999, the Company recorded deferred compensation of $2,876,056, which represents the aggregate difference between the exercise or sale price and the fair market value of the common stock as determined for accounting purposes. The deferred compensation will be recognized as an operating expense over the vesting period of the restricted common stock and the underlying stock options. The Company recorded compensation expense of $189,288 in the nine months ended October 31, 1999 related to these restricted shares and options.

  (d) Stock-Based Compensation

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to employees to be included in the statements of operations or disclosed in the notes to financial statements. The Company accounts for stock-based compensation for its employees under Accounting Principles Board (APB) Opinion No. 25 and elected the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings as if the fair-value-based method of accounting under SFAS No. 123 had been adopted, as well as certain other information.

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in fiscal 1999 and the nine months ended October 31, 1998 and 1999 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average information and assumptions used for the grants is as follows:

                                                                NINE MONTHS ENDED
                                                YEAR ENDED         OCTOBER 31,
                                                JANUARY 31,  -----------------------
                                                   1999         1998         1999
                                                -----------  -----------  ----------
                                                             (UNAUDITED)
Risk-free interest rates......................  4.18-5.52%   4.18-5.52%   5.01-6.33%
Expected dividend yield.......................      -            -            -
Volatility factor.............................      -            -            -
Expected lives................................   7 years      7 years      7 years
Weighted average fair value of options
  granted.....................................     $.08         $.08        $5.78
Weighted average remaining contractual life of
  outstanding options.........................  9.6 years    9.7 years    9.51 years

     Had compensation expense for the Plan been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased to the following pro forma amounts:

                                        YEAR ENDED     NINE MONTHS ENDED OCTOBER 31,
                                        JANUARY 31,    -----------------------------
                                           1999            1998            1999
                                        -----------    ------------    -------------
                                                       (UNAUDITED)
Net loss --
  As reported.........................  $(8,272,541)   $(4,706,283)    $(12,233,201)
  Pro forma...........................   (8,274,806)    (4,707,247)     (12,432,597)
Basic and diluted net loss per
  share --
  As reported.........................        (5.64)         (3.33)           (8.72)
  Pro forma...........................        (5.64)         (3.33)           (8.83)

     Because additional option grants are expected to be made in future periods, the above pro forma disclosures may not be representative of pro forma effects on results for future periods.

(7) ACCRUED EXPENSES

     Accrued expenses in the accompanying consolidated balance sheets consist of the following:

                                                   JANUARY 31,
                                              ----------------------    OCTOBER 31,
                                                1998         1999          1999
                                              --------    ----------    -----------
Accrued compensation........................  $622,788    $  654,430    $  913,378
Professional fees...........................        --       380,449       461,486
Sales tax...................................        --            --        67,660
Other.......................................     1,804       109,824       383,294
                                              --------    ----------    ----------
                                              $624,592    $1,144,703    $1,825,818
                                              ========    ==========    ==========

                             SKILLSOFT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) -- (CONTINUED)

(8) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan covering all employees of the Company who have met certain eligibility requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions to the 401(k) plan. In addition, the Company may match employee contributions, as determined by the Board of Directors, and may make a discretionary contribution to the 401(k) plan. No matching or discretionary contributions have been made to the 401(k) plan in any period.

(9) VALUATION & QUALIFYING ACCOUNTS

  Allowance for Doubtful Accounts

                                                        BALANCE AT     ADDITION                 BALANCE AT
                                                       BEGINNING OF   CHARGED TO                  END OF
                                                          PERIOD       EXPENSE     DEDUCTIONS     PERIOD
                                                       ------------   ----------   ----------   ----------
Period from Incorporation (October 15, 1997) to
January 31, 1998.....................................      $ --        $    --        $ --       $    --
                                                           ====        =======        ====       =======
Year ended January 31, 1999..........................      $ --        $    --        $ --            --
                                                           ====        =======        ====       =======
Nine months ended October 31, 1999...................      $ --        $25,000        $ --       $25,000
                                                           ====        =======        ====       =======

                             [Skillsoft Corp. LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee........................................  $ 13,820
NASD filing fee.............................................     5,500
Nasdaq National Market listing fee..........................    41,625
Printing and engraving expenses.............................   165,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   150,000
Transfer agent and registrar fees and expenses..............    14,000
Miscellaneous...............................................    85,055
                                                              --------
          Total.............................................  $775,000
                                                              ========

SkillSoft will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and SkillSoft's Certificate of Incorporation provide for indemnification of SkillSoft's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SkillSoft and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of SkillSoft against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     In addition, SkillSoft has purchased a directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, SkillSoft sold the securities listed below that were not registered under the Securities Act. Exemption from registration under the Securities Act for each of the following sales is claimed under Section 4(2) of the Securities Act because these transactions were by an issuer net involving a public offering.

          1. On December 10, 1997, SkillSoft issued and sold 1,266,667 shares of its common stock to one accredited investor for an aggregate purchase price of $332,500.

          2. On December 10, 1997, SkillSoft issued and sold an aggregate of 73,333 shares of its common stock to two individuals, each of whom was an accredited investor for an aggregate purchase price of $19,250.

          3. On January 8, 1998, SkillSoft issued and sold an aggregate of 4,000,000 shares of its Series A preferred stock to two entities each of which were accredited investors for an aggregate purchase price of $7,000,000.

          4. On August 14, 1998 and February 16, 1999, SkillSoft issued and sold an aggregate of 4,761,905 shares of its Series B preferred stock to one accredited investor for an aggregate purchase price of $10,000,000.

          5. On August 5, 1999, SkillSoft issued and sold an aggregate of 1,195,238 of its Series C preferred stock to five purchasers, each of whom or which was an accredited investor, for an aggregate purchase price of $3,765,000.

     In addition, between June 19, 1998 and December 31, 1999, SkillSoft issued a total of 1,505,420 shares of common stock to 28 individuals under its 1998 Stock Incentive Plan for purchase prices between $0.2625 and $1.50 per share. These shares were issued in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

     No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.



Exhibit
  No.                               EXHIBIT
-------                             -------
 1.01+    Form of Underwriting Agreement.
 3.01+    Amended and Restated Certificate of Incorporation of
          SkillSoft.
 3.02+    Certificate of Amendment to Certificate of Incorporation of
          SkillSoft (effecting reverse stock split).
 3.03+    Form of Certificate of Amendment to Certificate of
          Incorporation of SkillSoft (to be filed prior to closing of the public offering).
 3.04+    Form of Amended and Restated Certificate of Incorporation of
          SkillSoft (to be filed following the closing of this public offering).
 3.05+    Amended and Restated By-Laws of SkillSoft.
 4.01+    Specimen Certificate for shares of SkillSoft's Common Stock.
 5.01+    Legal Opinion of Hale and Dorr LLP.
10.01+    1998 Stock Incentive Plan, as amended.
10.02+    1999 Non-Employee Director Stock Option Plan.
10.03+    Employment Agreement between SkillSoft and Charles E. Moran
10.04+    Security Agreement and Secured Promissory Note between
          SkillSoft and Charles E. Moran, each dated December 10,
          1997.
10.05+    Employment Agreement dated January 12, 1998 between
          SkillSoft and Mark A. Townsend.
10.06+    Employment Agreement dated February 2, 1998 between
          SkillSoft and Thomas J. McDonald.
10.07+    Employment Agreement dated April 9, 1998 between SkillSoft and Jerald A. Nine.
10.08+    Amended and Restated Registration and Investor Rights
          Agreement dated August 5, 1999 between SkillSoft and the
          Investors named therein.
10.09+    Amendment No. 1 to Amended and Restated Registration and
          Investor Rights Agreement.
10.10+    Lease dated February 18, 1998, as amended, between SkillSoft and Five N Associates.
10.11+    Loan and Security Agreement dated June 18, 1999 between
          SkillSoft and GreyRock Capital.
10.12+    Amendment to Loan Documents between SkillSoft and GreyRock
          Capital dated December 8, 1999.


Exhibit
  No.                               EXHIBIT
-------                             -------
10.13+    Restricted Stock Purchase Agreement dated March 13, 1999
          between SkillSoft and Jerald A. Nine.
10.14+    Restricted Stock Purchase Agreement dated March 15, 1999
          between SkillSoft and Thomas J. McDonald.
10.15+    Restricted Stock Purchase Agreement dated March 31, 1999
          between SkillSoft and Charles E. Moran.
10.16+    Restricted Stock Purchase Agreement dated March 31, 1999
          between SkillSoft and Mark A. Townsend.
10.17+    Restricted Stock Purchase Agreement dated August 30, 1999
          between SkillSoft and James Adkisson.
10.18+    Restricted Stock Purchase Agreement dated September 1, 1999 between SkillSoft and William T. Coleman, Trustee of the
          Coleman Family Trust.
10.19     Preferred Stock Purchase Agreement dated January 8, 1999
          among SkillSoft, G-Fund L.L.C., Warburg, Pincus Ventures,
          L.P. and the Purchasers.
11.01+    Computation of Net Loss Per Share.
21.01+    Subsidiaries.
23.01+    Consent of Hale and Dorr LLP (included in Exhibit 5.01).
23.02     Consent of Arthur Andersen LLP.
24.01+    Power of Attorney (included on Page II-4).
27.01+    Financial Data Schedule.
27.02+    Financial Data Schedule.
27.03+    Financial Data Schedule.
27.04+    Financial Data Schedule.


-------------------------

+ Previously filed.

* Replaces previously filed exhibit.

     (b) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser, (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashua, New Hampshire on January 31, 2000.


                                          SKILLSOFT CORPORATION

                                          By: /s/ CHARLES E. MORAN
                                            ------------------------------------
                                              Charles E. Moran
                                              President, Chief Executive Officer
                                              and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE(S)                       DATE
                     ---------                                     --------                       ----
               /s/ CHARLES E. MORAN                  President, Chief Executive Officer     January 31, 2000
---------------------------------------------------    and Chairman of the Board
                 Charles E. Moran                      (Principal Executive Officer)

                         *                           Chief Financial Officer (Principal     January 31, 2000
---------------------------------------------------    Financial and Accounting Officer)
                Thomas J. McDonald

                         *                           Director                               January 31, 2000
---------------------------------------------------
                Stewart K.P. Gross

                         *                           Director                               January 31, 2000
---------------------------------------------------
                 C. Samantha Chen

                         *                           Director                               January 31, 2000
---------------------------------------------------
                  James Adkisson

                         *                           Director                               January 31, 2000
---------------------------------------------------
              William T. Coleman III

          *By: /s/ CHARLES E. MORAN
  ----------------------------------------------
                 Charles E. Moran
                as Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit
  No.                               EXHIBIT
-------                             -------
 1.01+    Form of Underwriting Agreement.
 3.01+    Amended and Restated Certificate of Incorporation of
          SkillSoft.
 3.02+    Certificate of Amendment to Certificate of Incorporation of
          SkillSoft (effecting reverse stock split).
 3.03+    Form of Certificate of Amendment to Certificate of
          Incorporation of SkillSoft (to be filed prior to closing of the public offering).
 3.04+    Form of Amended and Restated Certificate of Incorporation of
          SkillSoft (to be filed following the closing of this public offering).
 3.05+    Amended and Restated By-Laws of SkillSoft.
 4.01+    Specimen Certificate for shares of SkillSoft's Common Stock.
 5.01+    Legal Opinion of Hale and Dorr LLP.
10.01+    1998 Stock Incentive Plan, as amended.
10.02+    1999 Non-Employee Director Stock Option Plan.
10.03+    Employment Agreement between SkillSoft and Charles E. Moran
10.04+    Security Agreement and Secured Promissory Note between
          SkillSoft and Charles E. Moran, each dated December 10,
          1997.
10.05+    Employment Agreement dated January 12, 1998 between
          SkillSoft and Mark A. Townsend.
10.06+    Employment Agreement dated February 2, 1998 between
          SkillSoft and Thomas J. McDonald.
10.07+    Employment Agreement dated April 9, 1998 between SkillSoft and Jerald A. Nine.
10.08+    Amended and Restated Registration and Investor Rights
          Agreement dated August 5, 1999 between SkillSoft and the
          Investors named therein.
10.09+    Amendment No. 1 to Amended and Restated Registration and
          Investor Rights Agreement.
10.10+    Lease dated February 18, 1998, as amended, between SkillSoft and Five N Associates.
10.11+    Loan and Security Agreement dated June 18, 1999 between
          SkillSoft and GreyRock Capital.
10.12+    Amendment to Loan Documents between SkillSoft and GreyRock
          Capital dated December 8, 1999.
10.13+    Restricted Stock Purchase Agreement dated March 13, 1999
          between SkillSoft and Jerald A. Nine.
10.14+    Restricted Stock Purchase Agreement dated March 15, 1999
          between SkillSoft and Thomas J. McDonald.
10.15+    Restricted Stock Purchase Agreement dated March 31, 1999
          between SkillSoft and Charles E. Moran.
10.16+    Restricted Stock Purchase Agreement dated March 31, 1999
          between SkillSoft and Mark A. Townsend.
10.17+    Restricted Stock Purchase Agreement dated August 30, 1999
          between SkillSoft and James Adkisson.


Exhibit
  No.                               EXHIBIT
-------                             -------
10.18+    Restricted Stock Purchase Agreement dated September 1, 1999 between SkillSoft and William T. Coleman, Trustee of the
          Coleman Family Trust.
10.19     Preferred Stock Purchase Agreement dated January 8, 1998
          among SkillSoft, G-Fund L.L.C., Warburg, Pincus Ventures,
          L.P. and the purchasers.
11.01+    Computation of Net Loss Per Share.
21.01+    Subsidiaries.
23.01+    Consent of Hale and Dorr LLP (included in Exhibit 5.01).
23.02     Consent of Arthur Andersen LLP.
24.01+    Power of Attorney (included on Page II-4).
27.01+    Financial Data Schedule.
27.02+    Financial Data Schedule.
27.03+    Financial Data Schedule.
27.04+    Financial Data Schedule.


------------------------
+ Previously filed.

* Replaces previously filed exhibit.